Exhibit 2.1

EXECUTION COPY

PLAN OF MERGER AND EQUITY PURCHASE AGREEMENT

by and among

AGRIFY CORPORATION,

SINCLAIR SCIENTIFIC, LLC,

MASS2MEDIA, LLC

and

THE MEMBERS NAMED HEREIN

dated as of

September 29, 2021

i

ii

Exhibits

Exhibit A – Members and Pro Rata Portions

Exhibit B – Working Capital Sample Calculation

iii

PLAN OF MERGER AND EQUITY PURCHASE AGREEMENT

This PLAN OF MERGER AND EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of September 29, 2021 (the “Execution Date”), is entered into by and among (i) Agrify Corporation, a Nevada corporation (“Buyer”); (ii) Sinclair Scientific, LLC, a Delaware limited liability company (“Sinclair”); (iii) Mass2Media, LLC, d/b/a PX2 Holdings, LLC, d/b/a Precision Extraction Solutions, a Michigan limited liability company, which has made an election to be taxed for federal income Tax purposes as a corporation (“Precision”); and (iv) each of the equity holders of Sinclair, as identified on Exhibit A attached hereto (each a “Member” and collectively, the “Members”). Buyer, Sinclair, Precision, and the Members are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, as of the date hereof, the Members own all of the issued and outstanding Equity Securities of Sinclair (the “Sinclair Interests”), other than the Rights Units;

WHEREAS, as of the date hereof, Sinclair owns all of the issued and outstanding Equity Securities (the “Precision Interests”) of Precision;

WHEREAS, as of the date hereof, Sinclair owns all of the issued and outstanding Equity Securities of Precision Extraction Corporation, a Michigan corporation (“PEC”);

WHEREAS, as of the date hereof, Sinclair owns all of the issued and outstanding Equity Securities of Precision International Export, Inc., a Michigan corporation (“Export”);

WHEREAS, as of the date hereof, Sinclair owns all of the issued and outstanding Equity Securities of Cascade Sciences, LLC, a Delaware limited liability company (“Cascade” and, collectively with Precision, the “Acquired Subsidiaries”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, Buyer desires to purchase (the “Interest Purchase”) and Sinclair desires to sell 100% of the Equity Interests of Cascade (the “Purchased Interests”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Parties intend that Precision be merged (the “Merger”) with and into a newly-formed wholly-owned subsidiary of Buyer organized as a Michigan limited liability company (“Merger Sub”); and

WHEREAS, the Board of Managers of Sinclair has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Interest Purchase, are in the best interests of Sinclair and the Members, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Interest Purchase, and (c) recommended adoption of this Agreement by the Members;

WHEREAS, the respective boards of directors (or other applicable governing authority) of Sinclair, Precision and Buyer have approved, and prior to Closing, the governing authority of Merger Sub shall approve, this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

WHEREAS, prior to the Closing hereunder, Buyer shall cause Merger Sub to be formed, and to accede to this Agreement; and

WHEREAS, the Parties intend and agree to report that for federal income Tax purposes the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

Definitions

“Accounting Principles” means the Companies’ historical accounting principles, as consistently applied with the Latest Annual Financial Statements. Except as set forth on Section 1.1 of the Disclosure Schedule, the Accounting Principles are consistent, in all material respects, with GAAP.

“Accounts Receivable” means, with respect to the Companies, all accounts receivable, including all trade accounts receivable, notes receivable from customers, and vendor credits.

“Acquired Subsidiaries” has the meaning set forth in the Recitals.

“Action” means any claim, action, cause of action, suit, charge, complaint, arbitration, or inquiry, any audit, any formal notice of violation of any Law, or any proceeding, litigation, citation, summons, subpoena, inspection, compliance review, or investigation (each of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity).

“Actual Cash” has the meaning set forth in Section 2.7(a).

“Actual 2021 Eligible Net Revenues” has the meaning set forth in Section 2.7(a).

“Actual Indebtedness” has the meaning set forth in Section 2.7(a).

“Actual Transaction Expenses” has the meaning set forth in Section 2.7(a).

“Actual Working Capital” has the meaning set forth in Section 2.7(a).

“Adjustment Escrow Account” has the meaning set forth in Section 2.5(b)(i).

“Adjustment Escrow Amount” means an amount equal to $2,500,000.00.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under income Tax Law) of which Sinclair is or has been a member.

“Aggregate True-Up Payment” has the meaning set forth in Section 2.7(e).

“Agreement” has the meaning set forth in the Preamble.

“Allocable Amount” has the meaning set forth in Section 8.6.

“Allocation” has the meaning set forth in Section 8.6.

“Allocation Methodology” has the meaning set forth in Section 8.6.

“Allocation Schedule” has the meaning set forth in Section 8.6.

“Alternative Transaction” has the meaning set forth in Section 7.7.

“Anti-Corruption Laws” has the meaning set forth in Section 3.10(b)(i).

“Authorized Action” has the meaning set forth in Section 11.15(b).

“Basket” has the meaning set forth in Section 10.2(c).

“Benefit Plan” means: (a) each “employee benefit plan,” as defined in Section 3(3) of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA, each determined without regard to whether such plan is subject to ERISA; and (b) any other plan, fund, policy, program, agreement, Contract, arrangement or scheme, qualified or nonqualified, that involves any pension, retirement, thrift, saving, profit sharing, welfare, wellness, medical, voluntary employees’ beneficiary association or related trust, disability, group insurance, life insurance, employment (including offer letters), severance pay, compensation, deferred compensation, flexible benefit, excess or supplemental benefit, vacation, summer hours, equity or equity-related, stock option, phantom equity, stock or equity appreciation, supplemental unemployment, layoff, “golden parachute”, retention, change in control, transaction, fringe benefit or incentives, or any other benefit or compensation, in each case which pertains to any current or former employee officer, director or service provider of the Companies: (a) to which any of the Companies or any ERISA Affiliate is a party or sponsoring, participating or contributing employer; or (b) with respect to which any of the Companies may otherwise have any Liability, whether direct or indirect (including any such plan or arrangement formerly maintained by or participated in or contributed to by any of the Companies or any current or former ERISA Affiliate).

“Bonus Plan” means the Sinclair Scientific, LLC Employee Equity Incentive Bonus Plan.

“Business” means the business of the Companies as conducted and proposed to be conducted as of the Closing Date, including, but not limited to, the business of the sale of equipment related to cannabis and hemp extraction and processing, including, without limitation, trimming, drying and curing, and facility and laboratory design services.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in the Commonwealth of Massachusetts are required or authorized by Law to be closed.

“Business Systems” means all computers, computer systems, servers, hardware, Software, middleware, websites, networks, routers, hubs, switches, data- and tele-communication equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or Software systems, including any outsourced systems and processes, in each case relied on, owned, licensed or leased by the Companies in connection with the current conduct of the Business of the Companies.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Common Stock” means the common stock, par value $0.001 per share, of Buyer.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Buyer Shares” means the Closing Buyer Shares (including the Holdback Buyer Shares) and the True-Up Buyer Shares (if any), collectively.

“Calculation Time” means 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.

“Cap” has the meaning set forth in Section 10.2(c)(ii).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof as well as any administrative or other guidance published with respect thereto by any Governmental Authority.

“Cascade” has the meaning set forth in the Recitals.

“Cash” means (i) the aggregate cash and cash equivalents of the Acquired Subsidiaries (including bank account balances and marketable securities), plus (ii) undeposited checks that have not yet cleared, drafts and wires in transit to the Acquired Subsidiaries, less (iii) the sum of (A) uncashed checks, outstanding drafts or wire payments from the Acquired Subsidiaries and (B) any cash of the Acquired Subsidiaries which is not freely usable by the Acquired Subsidiaries because it is subject to restrictions, limitations on use or distribution by Law or contract, including without limitation, security deposits, restrictions on dividends or any other similar form of restriction, in each case calculated in accordance with GAAP.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in the Section 2.4.

“Closing Estimated Statement” has the meaning set forth in Section 2.5(a).

“Closing Buyer Shares” means a number of shares of Buyer Common Stock equal to the quotient of (i) Twenty Million Dollars ($20,000,000.00), divided by (ii) the VWAP Price.

“Closing Cash Amount” means the sum of (i) Thirty Million Dollars ($30,000,000), plus (ii) the Rights Unit Consideration, subject to adjustment pursuant to Section 2.5 and Section 2.7.

“Closing Cash Payment” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means Sinclair, PEC, Export and each of the Acquired Subsidiaries, collectively.

“Companies’ Knowledge” means, after due inquiry into the applicable matter, the knowledge of (a) Marc G. Beginin and Nicholas Tennant, in the case of matters concerning Precision, (b) Julie Kearney, Lee Kearney and Mary Babitz in the case of matters concerning Cascade, and (c) all such individuals in the case of matters concerning Sinclair.

“Company Services and Products” means all service offerings, products, technology or Software that have been, in the past three (3) years, are currently, or that are currently budgeted to be created, developed, marketed, sold, licensed, distributed, supported, or otherwise commercialized by any of the Companies.

“Confidential Information” means any non-public, confidential or proprietary information relating to Buyer and the Companies (including the Trade Secrets) regardless of the form in which such information is communicated or maintained.

“Contaminants” has the meaning set forth in Section 3.15(c).

“Contract” means all contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, in each case, whether written or oral.

“Copyrights” means all works of authorship in any medium of expression and all copyrightable works, whether or not published and whether or not copyrightable, all copyrights (whether registered, unregistered or arising by Law), database and design rights, mask work rights and moral rights, all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act and FFCRA.

“Current Assets” means Accounts Receivable, inventory and prepaid expenses, but excluding (a) Cash, (b) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (c) deferred Tax assets and (d) receivables from any of the Acquired Subsidiaries, Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with GAAP.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding (a) payables to any of the Acquired Subsidiaries, Affiliates, managers, employees, officers or members and any of their respective Affiliates, (b) deferred Tax liabilities, (c) Transaction Expenses, and (d) Indebtedness of any Company, determined in accordance with GAAP.

“Customization” has the meaning set forth in Section 3.14(e).

“Direct Claim” has the meaning set forth in Section 10.3(c).

“Disclosure Schedule” has the meaning set forth in the preamble of Article III.

“Dispute Notice” has the meaning set forth in Section 2.7(a).

“Dispute Period” has the meaning set forth in Section 2.7(a).

“Domain Names” means all (i) Internet domain names (and underlying registrations), whether or not Trademarks, including those registered in any top level domain by any authorized private registrar or Governmental Authority, (ii) websites, web addresses, web pages and related content, (iii) accounts with Twitter, Facebook, and other social media companies and the content found thereon and related thereto whether or not it comprises Copyrights, and (iv) URLs of the Companies.

“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Eligible Net Revenues” means, with respect to any period, aggregate revenue of the Acquired Subsidiaries during such period determined using GAAP consistently applied, less (without duplication) (i) discounts, contingent payments, allowances, rebates, returns, refunds and/or credits relating to or originating from sales during such period, and (ii) any bad debt write-offs of the Acquired Subsidiaries relating to or originating from Eligible Net Revenues, net of bad debt reserves, in each case as reasonably determined in good faith by Buyer.

“Employees” means those individuals employed by the Companies.

“Employment Agreements” has the meaning set forth in Section 2.6(a)(ix).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), mechanic’s or materialman’s lien, exclusive license, option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, right of first offer, preemptive right or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Securities” means any: (a) stock, shares, units, membership interests, partnership interests or other equity securities or capital interests; (b) warrants, options or other rights to purchase, or otherwise acquire securities described in clause (a) of this definition; (c) equity appreciation rights or units, phantom equity rights, profit participation rights, profits interests or similar rights; and (d) obligations, evidences of indebtedness, or other securities or interests convertible or exchangeable into securities described in clauses (a), (b) or (c) of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor Law.

“ERISA Affiliate” means any trade or business that, together with any of the Companies, is or was at any relevant time considered to be a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means an escrow agent reasonably satisfactory to Buyer and Sinclair, or if the Buyer and Sinclair are unable to agree upon the Escrow Agent, counsel for Buyer, who shall act as Escrow Agent until the parties agree upon a mutually acceptable financial institution as the Escrow Agent.

“Escrow Agreement” means that certain escrow agreement to be entered into by and among the Escrow Agent, Buyer and the Members.

“Estimated 2021 Eligible Net Revenues” means an amount equal to $38,461,538.46.

“Estimated Cash” has the meaning set forth in Section 2.5(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.5(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.5(a).

“Estimated Working Capital” has the meaning set forth in Section 2.5(a).

“Estimated Working Capital Adjustment” has the meaning set forth in Section 2.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export” has the meaning set forth in the Recitals.

“Family Member” has the meaning set forth in Section 7.10(a).

“FCPA” has the meaning set forth in Section 3.10(b).

“FFCRA” means the Families First Coronavirus Response Act (Pub. L. 116-127) and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Financial Arbitrator” has the meaning set forth in Section 2.7(c).

“Financial Statements” has the meaning set forth in Section 3.6.

“Foreign Competition Laws” means any antitrust, competition or trade regulatory Laws of a Governmental Authority of a jurisdiction outside of the United States.

“Fraud” means actual and intentional fraud with respect to the making of representations and warranties herein that constitutes common law fraud under applicable Laws of the State of Delaware.

“Fraud Carveout” has the meaning set forth in Section 10.2(c)(i).

“Fundamental Representations” means the representations and warranties set out in Section 3.1 (Organization and Qualification of the Companies), Section 3.2 (Authority of the Companies), Section 3.5 (Capitalization; Subsidiaries), Section 3.11 (Taxes), Section 3.14 (Intellectual Property), Section 3.26 (Brokers), Article IV, Section 5.1 (Organization and Authority), Section 5.2 (Authority of Buyer) and Section 5.4 (Brokers).

“Fully Diluted Sinclair Interest Count” means the aggregate number of Sinclair Interests issued and outstanding at the Closing.

“Funds Flow” has the meaning set forth in Section 2.5(b)

“GAAP” means United States generally accepted accounting principles, as in effect as of the date of this Agreement.

“Governmental Authority” means any federal, state, local or foreign government, governing body, regulatory or administrative authority or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or court or tribunal of competent jurisdiction or arbitral body (public or private).

“Governmental Filings” has the meaning set forth in Section 7.2(a).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, ruling or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Holdback Buyer Shares” means 15% of the Closing Buyer Shares, rounded to the nearest share.

“Holdback Release Date” has the meaning set forth in Section 2.3.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incidental Inbound Licenses” means any (a) non-disclosure/confidentiality agreement (or other Contract that includes confidentiality provisions) entered into in the Ordinary Course of Business that is not material to the business of the Companies and that provides the applicable Company no more than a limited, non-exclusive right to access or use Trade Secrets; (b) Contract that authorizes any Company to identify another Person as a customer, vendor, supplier or partner of such Company, if such Contract is an Intellectual Property License solely due to such authorization; (c) Off-the-Shelf Software Licenses; and (d) Open Source Licenses.

“Incidental Outbound License” means any (a) non-disclosure/confidentiality agreement entered into in the Ordinary Course of Business that is not material to the business of the Companies whereby such Company provides another Person no more than a limited, non-exclusive right to access or use Trade Secrets; (b) Contract that authorizes another Person on a non-exclusive basis to identify any of the Companies as a customer, vendor, supplier or partner of such Person, if such Contract is an Intellectual Property License solely due to such authorization; (c) Contract with a vendor, contractor or another Person granting such Person the limited, non-exclusive right to use Intellectual Property Assets solely to enable such Person to provide products or services to any of the Companies; and (d) Contract with a customer or end-user that provides for the non-exclusive use of any Intellectual Property Assets granted in the Ordinary Course of Business for the use of Company Services and Products.

“Indebtedness” of any Person means any and all of the following (without duplication): (a) all outstanding obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets; (b) all Liabilities secured by any Encumbrance (other than a Permitted Encumbrance) upon property or assets owned by such Person, regardless of whether such Person has assumed or become liable for the payment of such Liabilities; (c) all Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, regardless of whether the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property; (d) all lease obligations as lessee under any lease or similar arrangement recorded, or required in accordance with GAAP to be recorded, as a capital or finance lease in the Financial Statements; (e) all Liabilities of such Person in regard to guaranties or sureties by others of such Person’s Liabilities, regardless of whether by payment or performance, or whether such guaranties are in the form of letters of credit, deposits, bonds, insurance or other forms of security, surety or guaranty or indebtedness evidenced by any note, debenture or other debt instrument or debt security; (f) all Liabilities for underfunded employee pension benefit plans and similar obligations, including any unfunded employee 401(k) matching contributions; (g) all unpaid Liabilities for severance payments to the extent not included as Transaction Expenses (and any payroll Taxes payable in connection therewith); (h) all Liabilities for earn out (or similar deferred purchase price) obligations, whether or not such obligations are currently due and payable, including seller notes, post-closing true-up obligations and other similar payments, in each case, calculated as the maximum payable under or pursuant to such obligation; (i) all declared and unpaid dividends; (j) all Liabilities arising out of, or in respect of all interest rate swap agreements, foreign currency exchange agreements or other hedging agreements or arrangements; (k) all Liabilities arising out of, or in respect of all deferred Taxes with respect to any Pre-Closing Tax Period, including any payroll Taxes, under the CARES Act; (l) all Liabilities arising out of, or in respect of all deferred rent; (m) all Liabilities arising out of, or in respect of, factoring arrangements; (n) all Liabilities for accrued but unpaid interest and unpaid prepayment penalties or premiums, expenses or other amounts that are payable in connection with retirement or prepayment in respect of any of the foregoing (assuming full payment of such liabilities as of the applicable measurement time); (o) all accrued and unused bonuses, commissions, or severance, and any other bonuses and commissions that relate to the period prior to the Closing, irrespective of whether accrued, and in each case the employer Taxes related thereto (including any payroll or other employment Taxes deferred under Section 2302 of the CARES Act); or (p) all Liabilities for amounts payable by any Company pursuant to any settlement agreement, conciliation or similar arrangement existing at the time of Closing; provided that, Indebtedness will not include, or be deemed not to include, those Liabilities of the Companies that are included in Working Capital or treated as Transaction Expenses to the extent included in the calculation of the Closing Cash Payment and any adjustments thereto.

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Indemnity Escrow Account” has the meaning set forth in Section 2.5(b)(i).

“Indemnity Escrow Amount” means a dollar amount equal to 15% of the Closing Cash Amount.

“Indemnity Escrow Release Amount” shall have the meaning set forth in Section 2.8(c).

“Indemnity Escrow Release Date” shall have the meaning set forth in Section 2.8(b).

“Insurance Policies” has the meaning set forth in Section 3.22.

“Intellectual Property” means all (i) intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however, arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, and (ii) all (a) Trademarks; (b) Domain Names; (c) Copyrights; (d) Trade Secrets; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, certificates of invention, petty patents, pending patent applications and provisional applications and all issuances, divisionals, continuations, continuations-in-part, substitutions, reissues, extensions, reexaminations, restorations and renewals of such patents and applications and any other Governmental Authority issued indicia of invention ownership; (f) rights of publicity; (g) Software and all rights and licenses thereto; and (h) all other intellectual or industrial property and proprietary rights; and (i) registrations and applications for registrations of the foregoing clauses (a)-(g); and (i) actions and rights to sue at law or in equity for past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Intellectual Property Assets” means all Intellectual Property that is (i) owned or purported to be owned by the Companies (“Owned IP”), or (ii) owned by another Person and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Licenses” means (i) all licenses, sublicenses consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral and that remain in effect, relating to any Intellectual Property Asset, and (ii) other Contracts that remain in effect to which any of the Companies is a party, beneficiary, or bound (a) affecting the Companies’ ability to own, enforce, use, license or disclose any Intellectual Property Asset or (b) providing for the development of any Intellectual Property by the Companies, but in the case of each of (i) and (ii), excluding any Incidental Outbound Licenses, Incidental Inbound Licenses or Standard Employee Invention Agreements.

“Intellectual Property Registration” means any Owned IP that is currently registered with any Governmental Authority or authorized private registrar in any jurisdiction, or the subject of a pending application for registration, including registered Trademarks, Domain Names and Copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interest Purchase” has the meaning set forth in the Recitals.

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“IRS” means the United States Internal Revenue Service.

“Key Employee Members” has the meaning set forth in Section 7.6(b).

“Labor Agreement” has the meaning set forth in Section 3.20(c).

“Latest Annual Financial Statements” has the meaning set forth in Section 3.6(a).

“Latest Balance Sheet” has the meaning set forth in Section 3.6(a).

“Latest Balance Sheet Date” means the date of the Latest Balance Sheet.

“Law” means any statute, law, act, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, injunction, ruling, award, decree, writ, or other requirement or rule of law of any Governmental Authority.

“Lease” and “Leases” has the meaning set forth in Section 3.17(b).

“Leased Real Property” has the meaning set forth in Section 3.17(b).

“Leasehold Improvements” means all buildings, structures, improvements and fixtures, building systems and equipment, and all components thereof, located on any Leased Real Property which are owned or leased by any of the Acquired Subsidiaries, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property

“Liabilities” means liabilities, obligations, debts, Taxes, costs, expenses or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, due or to become due or otherwise, including any liabilities, contributions obligations, debts, Taxes, costs, expenses or commitments of any nature whatsoever relating to any Benefit Plans, for the period ending on the Closing Date.

“Losses” means all charges, complaints, actions, suits, proceedings, hearings, investigations, demands, costs of defense, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, losses, expenses and fees (including all reasonable attorneys’ fees and court costs); provided, however, that “Losses” shall not include, and an Indemnified Party shall not be entitled to seek or recover from any Indemnifying Party under any theory of Liability, any punitive, exemplary or special damages except to the extent such punitive, exemplary or special damages are payable to a third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected, individually or in the aggregate, to have (a) a material adverse effect on the Business, assets, financial condition or results of operations, taken as a whole, of Sinclair or any of the Acquired Subsidiaries, or of the Buyer, as applicable, or (b) prevent or materially delay the consummation of the transactions contemplated hereby; provided, however, “Material Adverse Effect” shall not include any event, occurrence, fact, conditions or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Sinclair or any of the Acquired Subsidiaries operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action taken or failed to be taken pursuant to or in accordance with this Agreement or at the request of, or consented to by, Buyer; (vi) any action required or permitted by this Agreement; (vii) any changes in applicable Laws or accounting rules, including Accounting Principles; or (viii) the public announcement, pendency or completion of the transactions hereunder.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Material Customer” has the meaning set forth in Section 3.18(a).

“Material Supplier” has the meaning set forth in Section 3.18(b).

“Maximum Purchase Price” means an amount equal to Sixty-Five Million Dollars ($65,000,000.00)

“Member Indemnified Parties” has the meaning set forth in Section 10.2(b).

“Members” has the meaning set forth in the Preamble.

“Merger” has the meaning set forth in the Recitals.

“Merger Position” has the meaning set forth in Section 8.8.

“Merger Sub” has the meaning set forth in the Recitals.

“Michigan LLC Act” means the Michigan Limited Liability Company Act, as amended.

“Off-the-Shelf Software Licenses” means non-exclusive licenses granted to any of the Companies in respect of commercially available, unmodified, off-the-shelf third-party Software.

“Open Source License” means any license (a) meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License, or (b) that requires, or that includes as a condition of use or other grant of rights, that any materials, software or other technology incorporated into, derived from, used with, or distributed with such materials: (i) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow Company Services and Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law) or (iv) be redistributable at no license fee (each of (i) through (iv), “Copyleft Licenses”). Open Source Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, the Server Side Public License, and all Creative Commons “share alike” licenses.

“Open Source Materials” means any software or other technology subject to an Open Source License.

“Ordinary Course of Business” means, in respect of a Person, the ordinary course of business of such Person, consistent with such Person’s past customs and practices (including as to frequency and amount).

“Organizational Documents” means: (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, each charter, certificate of formation, partnership agreement, joint venture agreement, operating agreement and similar document, adopted or filed in connection with the creation, formation or organization of such entity; and (c) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Party” and “Parties” have the meanings set forth in the Preamble.

“Payoff Letters” means payoff letters executed by each holder of Indebtedness of the Companies that sets forth: (a) the amount required to repay in full all the Indebtedness owed to such holder at the Closing; (b) the wire transfer instructions for the repayment of such Indebtedness to such holder; and (c), as applicable, a release of all Encumbrances held by such holder on the assets of the Companies otherwise arising with respect to such Indebtedness.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Taxing Authority (including IRS Notice 2020-65 and IRS Notice 2021-11).

“PEC” has the meaning set forth in the Recitals.

“Pending Claims” shall have the meaning set forth in Section 2.8(c).

“Per Unit Amount” means the quotient of (i) Fifty Million Dollars ($50,000,000.00), plus or minus the Estimated Working Capital Adjustment (as applicable), minus the Estimated Indebtedness, minus the Estimated Transaction Expenses other than the Rights Unit Consideration, plus the Estimated Cash, divided by (ii) Fully Diluted Sinclair Interest Count.

“Periodic Taxes” means property and similar ad valorem Taxes imposed on a periodic basis with respect to the assets of the Companies; provided, however, that Periodic Taxes shall not include any Taxes based on income, payroll or receipts, or imposed in connection with the sale or other transfer of property, including for the avoidance of doubt, Transfer Taxes.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means: (a) statutory liens for Taxes not yet due for which adequate reserves with respect thereto are maintained on the books of the Companies; (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen for sums not yet due incurred in the Ordinary Course of Business and for which adequate reserves with respect thereto are maintained on the books of the Companies; (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; (d) other than with respect to Owned IP, imperfections or irregularities of title that do not and would not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby; (e) non-exclusive licenses to Intellectual Property Assets granted by Companies in the Ordinary Course of Business, or (f) Encumbrances created by Buyer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, bank, trust, association or other entity, whether or not legal entities.

“Personal Data” means data that identifies, is relating to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular identified or identifiable natural person, household, or device, including any payment card information, taxpayer identification or social security number, educational records, or other identifying, behavioral or sensitive information which would be reasonably expected to be kept confidential or subject to restricted use, including any information defined as “personal data”, “personally identifiable information”, “individually identifiable health information”, or “personal information” protected under any relevant data privacy or data security Law and any personal information subject to privacy or security requirements under any written agreement between any of the Companies and any third party.

“Personal Data Requirements” has the meaning set forth in Section 3.21.

“Post-Closing Statement” has the meaning set forth in Section 2.7(a).

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the close of business on the Closing Date.

“Pre-Closing Taxes” means, without duplication: (a) any and all Taxes of or imposed on any of the Companies for any and all Pre-Closing Tax Periods (determined for any Straddle Period, in accordance with Section 8.2), including (1) all liabilities for Taxes under Code Sections 951, 951A, or 965 (including any installments of Tax payable with respect to any election under Code Section 965(h) (or any applicable guidance issued with respect thereto)) and (2) any payroll Taxes deferred under the CARES Act or the Payroll Tax Executive Order; (b) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Law) of which any of the Companies (or any predecessor of any such Person) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law); (c) any and all Taxes of or imposed on any of the Companies, including Taxes of any of the Companies imposed on Buyer or any of its affiliates, as a result of transferee, successor or similar liability (including bulk transfer or similar Laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date; (d) any and all Transfer Taxes required to be paid by any of the Companies pursuant to Section 8.5; (e) any and all withholding Taxes required to be deducted and withheld with respect to payments made by Buyer to the Members (or by any of the Companies to the Members) pursuant to applicable Tax laws in connection with the transactions contemplated pursuant to this Agreement (to the extent such Taxes are not actually withheld); and (f) any and all amounts required to be paid by any of the Companies pursuant to any Tax Sharing Agreement (that such Company was a party to on the Closing Date), except that Pre-Closing Taxes shall not include any Taxes that are specifically included in the calculations of Actual Working Capital, Transaction Expenses, or Actual Indebtedness (each as finally determined hereunder). Notwithstanding the foregoing, Pre-Closing Taxes will not include Taxes of or imposed on any of the Acquired Subsidiaries attributable to transactions that are not contemplated by this agreement and that occur (or are deemed to occur) after the Closing outside the Ordinary Course of Business on the Closing Date.

“Precision” has the meaning set forth in the Recitals.

“Precision Interests” has the meaning set forth in the Recitals.

“Pro Rata Portion” means, as to each Member, the percentage set forth next to such Person’s name on Exhibit A.

“Proceeds Excess” has the meaning set forth in Section 2.7(d)(i).

“Process” (or “Processing” or “Processed”) means any (i) operation or set of operations which is performed on data or information, or on sets thereof, or (ii) access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, manipulation, enhancement, aggregation, destruction, security or disposal of any data (including Personal Data) or information or collections thereof, or set thereof, or any Business System.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchased Interests” has the meaning set forth in the Recitals.

“Qualified Benefit Plan” has the meaning set forth in Section 3.19(a).

“R&W Insurance Policy” means a buyer-side representative and warranty insurance policy that is obtained in accordance with the terms of Section 7.13 herein.

“Real Property” means all rights and interests in or to real property, including fee estates, leaseholds, subleaseholds, easements and licenses, together with all buildings, structures, facilities and other improvements located thereon.

“Related Parties” has the meaning set forth in Section 7.5.

“Released Claims” has the meaning set forth in Section 7.5.

“Released Persons” has the meaning set forth in Section 7.5.

“Resolution Period” has the meaning set forth in Section 2.7(c).

“Restricted Period” has the meaning set forth in Section 7.6(b).

“Rights Unit Consideration” has the meaning set forth in Section 2.11.

“Rights Unit Termination Agreements” has the meaning set forth in Section 2.11.

“Rights Units” means the phantom units awarded to employees, officers, managers, consultants and/or advisors of Sinclair pursuant to the terms of the Bonus Plan.

“Sanctioned Country” means a country or territory which is currently or has in the last five years been itself the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

“Sanctioned Person” means a Person (i) listed on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority, (ii) greater than 50% owned or controlled by one or more Persons described in clause (i) above, or (iii) located, organized, or resident in a Sanctioned Country.

“Sanctions and Export Control Laws” means any Law in any part of the world related to (i) export controls, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations, (ii) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom, or (iii) import controls, including those administered by the U.S. Customs and Border Protection.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means an actual or suspected cyber or security incident that could have an adverse effect on a system (including Business Systems) or any Personal Data (including any Personal Data Processed, stored, or transmitted thereby or contained therein), including an occurrence that actually jeopardizes the confidentiality, integrity, or availability of, or the actual or alleged loss or unauthorized use, acquisition, or access, or other processing, or impairment of access to, a Business System or any Personal Data. A Security Incident includes incidents of security breaches or intrusions, or denial of service, or any unauthorized Processing of any Business Systems or Personal Data, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Sinclair Interests” has the meaning set forth in the Recitals.

“Software” means any (i) computer program or software (including any software implementations of algorithms, applications, utilities, development tools, embedded systems, models and methodologies, whether in Source Code or object code or executable code), (ii) any computer database and computer compilation (including any data and collections of data, whether machine readable or otherwise), and (iii) all documentation and work product related to, or used to design, plan, organize or develop, any of the foregoing.

“Source Code” means computer software and code, in a form other than object code form, including related documentation and programmer comments and annotations, which may be printed out or displayed in human readable form or otherwise (including (i) such statements in batch or scripting languages, (ii) hardware definition languages such as VHDL and (iii) firmware code).

“Standard Employee Invention Agreements” means all Contracts pursuant to which current Employees and former employees of the Companies (i) assigned to the Acquired Subsidiaries any ownership interest and right they may have had in the Owned IP or Intellectual Property Registrations, and (ii) covenanted not to disclose, and to otherwise maintain the confidentiality of, the Confidential Information of the Companies.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Surviving Company” has the meaning set forth in Section 2.2(a).

“Tax” or “Taxes” means: all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Governmental Authority (including those related to income and net income (including all income taxes), gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws); (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return; and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of Contract (including any Tax Sharing Agreement, but excluding any customary commercial agreement, such as a lease, the principal purpose of which does not relate to Taxes), assumption, transferee, successor or similar liability (including bulk sales and similar liability), or operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)).

“Tax Allocation Dispute Notice” has the meaning set forth in Section 8.6(b).

“Tax Arbitrator” has the meaning set forth in Section 8.6(b).

“Tax Claim Notice” has the meaning set forth in Section 8.4(a).

“Tax Contest” has the meaning set forth in Section 8.4(a).

“Tax Return” means any return, declaration, form, report, claim, informational return or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (including any such agreement, Contract or arrangement included in any purchase or sale agreement, merger agreement, or joint venture agreement or other document) or any Contract relating or attributable to Taxes with any Taxing Authority, but excluding any customary commercial agreement, such as a lease, the principal purpose of which does not relate to Taxes).

“Taxing Authority” means, with respect to any Tax or Tax Return, the Governmental Authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

“Territory” means all countries worldwide.

“Third Party Claim” has the meaning set forth in Section 10.3(a).

“Trade Controls” has the meaning set forth in Section 3.10(b)(ii).

“Trade Secrets” means information and materials not generally known to the public, including a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, in each case, only to the extent any of the foregoing derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

“Trademarks” means all trademarks, service marks, trade names, brand names, logos, trade dress, design rights, vanity telephone numbers, and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing, whether registered, unregistered or arising by Law, and all registrations and applications for registration of the foregoing, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications.

“Transfer” has the meaning set forth in Section 7.10(b).

“Transferred Assets” has the meaning set forth in Section 3.5(b)(ii).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreements and all of the other agreements, certificates, instruments and other documents to be executed and delivered by Sinclair, Merger Sub, the Buyer or the Members in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means (without duplication), in each case to the extent outstanding as of immediately prior to the Effective Time: (i) all fees, costs and expenses, incurred by or on behalf of any of the Companies in connection with or otherwise relating to the negotiation, preparation or execution of this Agreement, the Transaction Documents or any other documents or agreements contemplated hereby or thereby or the performance or consummation of the transactions contemplated hereby or thereby including all investment banking, legal, accounting and other advisor or service provider fees, costs and expenses in connection therewith; (ii) Liabilities to any current or former officer, director, manager, employee, member or Affiliate of any of the Companies as a result of or in connection with the consummation of the transactions contemplated hereby (whether or not such Liability is immediately due and payable upon consummation of the transactions contemplated hereby), including retention payments, change of control payments, severance payments and transaction bonus payments (but, for the avoidance of doubt, excluding any payments expressly contemplated hereunder); (iii) the employer portion of any employment or payroll Taxes related to any of the foregoing payments or any other payments contemplated by this Agreement, and any amounts payable to offset or gross-up any excise or income Taxes attributable thereto, and in each case, determined as if no deferral (if any) of such Taxes has occurred as permitted by the CARES Act; (iv) all Transfer Taxes; and (v) Rights Unit Consideration under Section 2.11. Notwithstanding the foregoing, Transaction Expenses shall not include any items included in the calculation of Working Capital or as a Liability in Indebtedness.

“Transaction Invoices” means collectively, an invoice issued by each creditor of Transaction Expenses that is a service provider to be paid at the Closing and a calculation by the Members of all Transfer Taxes (if any) arising from the transactions contemplated by this Agreement, in each case which sets forth: (a) the amount required to pay in full all Transaction Expenses or Transfer Taxes owed to such creditor or Governmental Authority on the Closing Date; and (b) the wire transfer instructions for the payment of such Transaction Expenses or Transfer Taxes to such creditor or Governmental Authority.

“Transfer Taxes” has the meaning set forth in Section 8.5.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“True-Up Buyer Shares” has the meaning set forth in Section 2.7(g).

“True-Up Payment” has the meaning set forth in Section 2.7(e).

“VWAP Price” means the volume-weighted average price per share of Buyer Common Stock on The Nasdaq Capital Market for the thirty (30) consecutive trading days ending on the Execution Date.

“WARN Act” has the meaning set forth in Section 3.20(e).

“Working Capital” means, as of a specific time, a Dollar amount representing, without duplication, (a) Current Assets of the Companies, less (b) Current Liabilities of the Companies, all as determined in accordance with Accounting Principles. Exhibit B sets forth an example of, and the method for, the calculation of Working Capital based on the Accounting Principles of Precision and Cascade.

“Working Capital Target” means average Working Capital for the twelve calendar (12) month period ending on the last full calendar month prior to Closing, which amount is equal to $(1,855,206).

Article II

Purchase and Sale

Section 2.1 The Interest Purchase. Subject to the terms and conditions set forth herein, simultaneously with the Effective Time, and in consideration for the Closing Cash Amount, subject to adjustment pursuant to Section 2.5 and Section 2.7, Sinclair shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Sinclair, all of the Purchased Interests, free and clear of all Encumbrances, which Purchased Interests shall comprise all of the issued and outstanding Equity Securities of Cascade such that immediately after the consummation of such Interest Purchase, Cascade shall be a wholly-owned subsidiary of Buyer.

Section 2.2 The Merger.

(a) Merger. Subject to the terms and conditions set forth herein, in accordance with the Michigan LLC Act (i) Precision will merge with and into Merger Sub, and (ii) the separate limited liability company existence of Precision will cease, and Merger Sub will continue its limited liability company existence under the Michigan LLC Act as the surviving limited liability company in the Merger (sometimes referred to herein as the “Surviving Company”).

(b) Effective Time. Subject to the terms and conditions set forth herein, at the Closing, Precision, Buyer and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Michigan in accordance with the relevant provisions of the Michigan LLC Act and shall make all other filings or recordings required under the Michigan LLC Act. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Michigan or at such later date or time as may be agreed by Sinclair and Buyer in writing and specified in the Certificate of Merger in accordance with the Michigan LLC Act (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(c) Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Michigan LLC Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Precision and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of Precision and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company. For federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the regulations promulgated thereunder, and that this Agreement will be, and hereby is, adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

(d) Articles of Organization; Operating Agreement. At the Effective Time, (a) the articles of organization of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the operating agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

(e) Managers and Officers. The managers and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the managers and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the operating agreement of the Surviving Company.

(f) Effect of the Merger on Precision Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Equity Securities of Precision, (i) all issued and outstanding Precision Interests immediately prior to the Effective Time shall automatically be converted into the right to receive the Closing Buyer Shares on the Closing Date and, to the extent issuable pursuant to Section 2.7, the True-Up Buyer Shares, at the respective times and subject to the contingencies specified herein (collectively, the “Merger Consideration”), and (ii) all issued and outstanding membership interest in Merger Sub issued and outstanding prior to the Effective Time shall continue to constitute a membership interest in the Surviving Company, and such membership interests shall be the only membership interests in the Surviving Company that are issued and outstanding immediately after the Effective Time. At the Effective Time, all Precision Interests outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist.

(g) No Further Ownership Rights in Precision Interests. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Precision Interests.

Section 2.3 Purchase Price. Subject to the provisions of this Agreement, the aggregate consideration for the Merger and the purchase of the Purchased Interests shall consist of:

(a) the Closing Cash Amount, subject to adjustment pursuant to Section 2.5 and Section 2.7, payable in connection with the Interest Purchase;

(b) the Closing Buyer Shares, including the Holdback Buyer Shares to be withheld by Buyer on the Closing Date, which Holdback Buyer Shares shall be released to Sinclair on the first Business Day following the eighteen (18) month anniversary of Closing Date (the “Holdback Release Date”) in accordance with and subject to the conditions of Section 2.9, issuable in connection with the Merger; and

(c) to the extent issuable pursuant to Section 2.7, the True-Up Buyer Shares (collectively with the Closing Cash Amount and the Closing Buyer Shares, the “Purchase Price”) issuable in connection with the Merger

Section 2.4 Closing. Other than as may be required by applicable law, the Closing of the Interest Purchase and the Merger (the “Closing”) will take place remotely via the electronic exchange of signatures and documents on the date that is three (3) Business Days following (a) the later of (i) October 1, 2021, or (ii) reasonable satisfaction or waiver in writing by the appropriate Party of each of the conditions set forth in Article VI (other than such conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof at such time), or (b) at such other time and/or place, and in such manner, as the Parties may mutually agree upon (the day on which the Closing takes place being the “Closing Date”).

Section 2.5 Closing Cash Payment.

(a) For purposes of Closing, not less than five (5) Business Days prior to the Closing Date, Sinclair shall have delivered to Buyer a statement in form and substance reasonably acceptable to Buyer (the “Closing Estimated Statement”) setting forth Sinclair’s good faith estimate of: (i) the estimated Working Capital as of the Calculation Time (the “Estimated Working Capital”); (ii) (A) the amount, if any, by which the Estimated Working Capital is greater than the Working Capital Target, or (B) the amount, if any, by which the Working Capital Target is greater than the Estimated Working Capital (as applicable, the “Estimated Working Capital Adjustment”); (iii) the estimated amount of Indebtedness of the Companies as of the Calculation Time (the “Estimated Indebtedness”); and (iv) the estimated amount of Transaction Expenses of the Companies as of the Calculation Time (the “Estimated Transaction Expenses”); (v) the estimated amount of Cash of the Companies as of the Calculation Time (the “Estimated Cash”), together with all backup and supporting materials reasonably requested by Buyer relating to such estimates. The “Closing Cash Payment” shall be a Dollar amount equal to the Closing Cash Amount, plus or minus the Estimated Working Capital Adjustment (as applicable), minus the Estimated Indebtedness, minus the Estimated Transaction Expenses, minus the Indemnity Escrow Amount, minus the Adjustment Escrow Amount, plus the Estimated Cash. The Closing Cash Payment shall be subject to adjustment as set forth in Section 2.7. Upon delivery of the Closing Estimated Statement, Sinclair shall provide Buyer and its representatives with reasonable access during normal business hours to the Companies’ accounting and other personnel and to the books and records of the Companies and other documents or information reasonably requested by Buyer, in order to allow Buyer and its representatives to review the Closing Estimated Statement, and Sinclair shall consider in good faith any comments from Buyer with respect to the amounts and calculations contained therein.

(b) Subject to the delivery of the items set forth in Section 2.6(a), at the Closing, Buyer shall pay, or cause to be paid, the following amounts to Sinclair or such other designated Persons as indicated below:

(i) to the Escrow Agent, in cash by wire transfer of immediately available funds, the Indemnity Escrow Amount to be held in an account specifically designated for such Indemnity Escrow Amount (the “Indemnity Escrow Account”), and the Adjustment Escrow Amount to be held in a separate account specifically designated for such Adjustment Escrow Amount (the “Adjustment Escrow Account”);

(ii) to each holder of Indebtedness named in a Payoff Letter, the amount required to repay in full all Indebtedness owed to each such holder at the Closing, in cash by wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth in such Payoff Letter;

(iii) to each creditor or other payee of Transaction Expenses, the amount required to pay in full all Transaction Expenses at the Closing, in cash by wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth in the Transaction Invoices;

(iv) to the applicable Companies, the Rights Unit Consideration in accordance with Section 2.11; and

(v) the Closing Cash Payment directly to the Members of Sinclair in accordance with their respective Pro Rata Portions.

The payments and issuances to be made by Buyer pursuant to Section 2.5(b) shall be made to the accounts designated in writing by the applicable payees, as memorialized in the funds flow mutually agreed to by Buyer and Sinclair prior to the Closing Date (the “Funds Flow”).

Section 2.6 Closing Deliverables.

(a) Closing Deliverables. At the Closing, Sinclair and the Members shall deliver, or cause to be delivered, to Buyer the following:

(i) (A) a copy of the resolutions and/or written consents by which all actions on the part of Sinclair, Precision and the Members necessary to approve this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger and the Interest Purchase, were taken, certified by the Secretary or an authorized officer of Sinclair; (B) an incumbency certificate signed by the Secretary or an authorized officer of Sinclair and Precision certifying the signature and office of each officer executing this Agreement, the Transaction Documents or any other agreement, certificate or other instrument executed pursuant hereto or thereto; and (C) a copy of the Organizational Documents of each of the Companies that are filed with any Governmental Authority, certified by the applicable Governmental Authority as of a date which is no more than ten (10) Business Days before the Closing Date (if applicable);

(ii) the Escrow Agreement, duly executed by the Members and the Escrow Agent;

(iii) interest powers, in form and substance reasonably acceptable to Buyer, duly executed in blank, by Sinclair, with respect to the Purchased Interests;

(iv) a certificate of good standing or qualification, as applicable, of each of the Companies, issued not earlier than ten (10) days prior to the Closing Date, by the secretary of state of the respective states of formation of each of the Companies and each other jurisdiction in which each of the Companies is qualified to do business;

(v) resignations, effective as of the Closing of the officers, directors and managers of the Acquired Subsidiaries identified by Buyer prior to the Closing Date;

(vi) an affidavit, under penalties of perjury, stating that none of the Companies is or has been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h);

(vii) evidence satisfactory to Buyer of termination of the agreements set forth on Section 2.6(a)(vii) of the Disclosure Schedule;

(viii) the Payoff Letters and the Transaction Invoices;

(ix) separate employment or advisory agreements between the individuals listed on Section 2.6(a)(ix) of the Disclosure Schedules and Buyer in a form reasonably satisfactory to Buyer (the “Employment Agreements”) executed by the respective counterparties;

(x) documentation reasonably satisfactory to Buyer evidencing the completed transfer of the Transferred Assets from PEC to Precision;

(xi) Rights Unit Termination Agreements from each holder of Rights Units; and

(xii) such other documents or instruments as Buyer reasonably requests at least two Business Days prior to the Closing Date and that are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall deliver, or cause to be delivered, to Sinclair the following:

(i) the payments pursuant to and paid in accordance with Section 2.5(b);

(ii) the Closing Buyer Shares less the Holdback Buyer Shares, to be issued and delivered to the Members in accordance with their respective Pro Rata Portions;

(iii) the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(iv) a certificate of the secretary of Buyer certifying as true and correct a copy of the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance by Buyer and, in Buyer’s capacity as sole member of Merger Sub, by Merger Sub, of this Agreement and the Transaction Documents;

(v) the Employment Agreements, executed by Buyer; and

(vi) such other documents or instruments as Sinclair reasonably requests at least two Business Days prior to the Closing Date and that are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.7 Post-Closing Adjustments.

(a) Following the Closing, Buyer shall prepare and deliver within ninety (90) days following January 1, 2022 to Sinclair a statement (the “Post-Closing Statement”) setting forth Buyer’s calculation of: (i) the actual Working Capital as of the Calculation Time (the “Actual Working Capital”); (ii) the actual amount of Indebtedness of the Companies as of the Closing (the “Actual Indebtedness”); (iii) the actual amount of Cash of the Companies as of the Calculation Time (the “Actual Cash”); (iv) the amount of Transaction Expenses of the Companies as of the Closing (the “Actual Transaction Expenses”); and (v) the actual amount of Eligible Net Revenues of the Acquired Subsidiaries with respect to the fiscal year ended December 31, 2021 (the “Actual 2021 Eligible Net Revenues”).

(b) The Post-Closing Statement will be prepared in a manner consistent with the applicable definitions set forth herein. Within thirty (30) days after delivery to Sinclair of the Post-Closing Statement (the “Dispute Period”), Sinclair shall be required to notify Buyer in writing and with reasonable specificity (the “Dispute Notice”) of any disputed items with respect to the Post-Closing Statement. Sinclair shall be deemed to have waived any claim with respect to any amount not specifically disputed in the Dispute Notice delivered within the Dispute Period. Upon delivery of the Post-Closing Statement, Buyer shall provide Sinclair and its agents and representatives with reasonable access (including electronic access, to the extent available) during normal business hours and upon reasonable notice as they may reasonably require to the books and records of the Acquired Subsidiaries and Buyer and access to such personnel or representatives of the Acquired Subsidiaries and Buyer, including to the individuals responsible for preparing the Post-Closing Statement, as they may reasonably require for the sole purpose of investigating or resolving any disputes or responding to any matters or inquiries raised in the Post-Closing Statement.

(c) Upon receipt of the Dispute Notice and for a period of thirty (30) days following receipt of the Dispute Notice by Buyer, or such longer period as mutually agreed by Buyer and Sinclair (the “Resolution Period”), Buyer shall negotiate with Sinclair in good faith to resolve such disputed items; provided, however, in the event that Buyer and Sinclair are unable to resolve any such disputed items within the Resolution Period, the determination of any such unresolved disputed items with respect to the Post-Closing Statement shall be made by a mutually acceptable independent valuation firm of regional or national standing (the “Financial Arbitrator”). The Financial Arbitrator shall act as an independent arbitrator to determine within thirty (30) days of its engagement, based solely on the presentations by Sinclair and Buyer and not by independent review, only those issues that remain in dispute from the Dispute Notice, and such determination by the Financial Arbitrator must be within the range of values assigned to such disputed items in the Post-Closing Statement and the Dispute Notice, respectively. The basis of the Financial Arbitrator’s determination must be based solely on the definitions and other applicable provisions of this Agreement. Neither Sinclair nor Buyer (and none of their respective representatives) shall have any ex parte conversation(s) or meeting(s) with the Financial Arbitrator without the prior written consent of (x) with respect to Sinclair, Buyer and (y) with respect to Buyer, Sinclair. Upon final resolution of all disputed items, the Financial Arbitrator shall issue a report showing its final calculation of such disputed items. Absent fraud or manifest error, the determination of the Financial Arbitrator shall be final, binding and conclusive on Sinclair, the Members and Buyer, and the fees and expenses of the Financial Arbitrator shall be borne by the Members (on the one hand) and Buyer (on the other hand) in proportion to the amounts by which their proposals differed from the Financial Arbitrator’s final determination. For example, should the items in dispute total in amount to $1,000 and the Financial Arbitrator award $600 in favor of Buyer’s position, 60% of the costs of its review would be borne by the Members, and 40% of the costs would be borne by Buyer. In connection with the resolution of any dispute, each Party (the Members on the one hand and Buyer on the other) shall pay its own fees and expenses, legal, accounting and consultant fees and expenses.

(d) The post-Closing adjustments to the Closing Cash Payment shall be calculated and made as follows:

(i) If the Estimated Working Capital is greater than the Actual Working Capital (the amount of such excess, the “Proceeds Excess”), then, the Members shall pay an amount equal to the Proceeds Excess to Buyer. If the Actual Working Capital is greater than the Estimated Working Capital, then Buyer shall pay (or cause to be paid) to the Members an amount equal to the difference between the Actual Working Capital and the Estimated Working Capital.

(ii) If the Estimated Indebtedness is greater than the Actual Indebtedness, then Buyer shall pay (or cause to be paid) to the Members an amount equal to the difference between the Estimated Indebtedness and the Actual Indebtedness. If the Actual Indebtedness is greater than the Estimated Indebtedness, then the Members shall pay to Buyer an amount equal to the difference between the Actual Indebtedness and the Estimated Indebtedness.

(iii) If the Actual Cash is greater than the Estimated Cash, then Buyer shall pay (or cause to be paid) to the Members an amount equal to the difference between the Estimated Cash and the Actual Cash. If the Estimated Cash is greater than the Actual Cash, then the Members shall pay to Buyer an amount equal to the difference between the Actual Cash and the Estimated Cash.

(iv) If the Estimated Transaction Expenses are greater than the Actual Transaction Expenses, then Buyer shall pay (or cause to be paid) to the Members an amount equal to the difference between the Estimated Transaction Expenses and the Actual Transaction Expenses. If the Actual Transaction Expenses are greater than the Estimated Transaction Expenses, then the Members shall pay to Buyer an amount equal to the difference between the Actual Transaction Expenses and the Estimated Transaction Expenses.

(v) If the Actual 2021 Eligible Net Revenues are greater than the Estimated 2021 Eligible Net Revenues, then the Buyer shall pay and issue to the Members an amount equal to the product of (i) the difference between the Actual 2021 Eligible Net Revenues and the Estimated 2021 Eligible Net Revenues, multiplied by (ii) 1.3.

(e) Any payment required to be made pursuant to Section 2.7(d)(i) through Section 2.7(d)(iv) shall be defined as a “True-Up Payment”. The Parties shall aggregate each of the undisputed True-Up Payments required to be made, if any, pursuant to Section 2.7(d)(i) through Section 2.7(d)(iv) to determine an aggregate True-Up Payment in favor of Buyer or the Members, as applicable (the “Aggregate True-Up Payment”). The Aggregate True-Up Payment shall be made within five (5) Business Days after resolution of the amount of such Aggregate True-Up Payment during the Resolution Period or resolution by the Financial Arbitrator, as applicable. The Aggregate True-Up Payment shall be made by wire transfer of immediately available funds to a bank account designated by the recipient Party.

(f) A Buyer favorable Aggregate True-Up Payment shall be made (i) first, from the then available amount in the Adjustment Escrow Account (and Sinclair and Buyer will promptly deliver joint written instructions to the Escrow Agent therefor), (ii) second, in the event the Adjustment Escrow Account has been exhausted or disbursed, by deducting Holdback Buyer Shares pursuant to Section 2.9 (valued at the VWAP Price), (iii) third, in the event the Adjustment Escrow Account has been exhausted or disbursed and all Holdback Buyer Shares have been deducted, from the then available amount in the Indemnity Escrow Account, and (iv) fourth, in the event the Adjustment Escrow Account and the Indemnity Escrow Account have both been exhausted or disbursed and all Holdback Buyer Shares have been deducted, directly from the Members subject to the limitations set forth in Section 10.2(c)(vii). In the event that there are any funds remaining in the Adjustment Escrow Account following satisfaction of any Aggregate True-Up Payments pursuant to the foregoing subclause (i), then Buyer and Sinclair shall jointly instruct the Escrow Agent to pay to the Members any such amounts then remaining in the Adjustment Escrow Account in accordance with Section 2.7(h).

(g) If the Aggregate True-Up Payment is in favor of the Members: (i) Buyer shall cause the amount of such Aggregate True-Up Payment to be paid to the Members in accordance with Section 2.7(h); and (ii) Buyer and Sinclair shall jointly instruct the Escrow Agent to pay to the Members an amount equal to the funds in the Adjustment Escrow Account in accordance with Section 2.7(h). Notwithstanding the foregoing, any portion of an Aggregate True-Up Payment that is attributable to an adjustment pursuant to Section 2.7(d)(v) shall be made in cash and in shares of Buyer Common Stock (such shares, the “True-Up Buyer Shares”), with the respective values of such cash and True-Up Buyer Shares being equal in proportion to the ratio of the Closing Cash Amount and the Closing Buyer Shares, with the value of each True-Up Buyer Share and Closing Buyer Share being equal to the VWAP Price for purposes of such calculation.

(h) Any cash payments to be made to the Members under Section 2.7(g) shall be made in U.S. dollars and shall be paid as follows: the portion of such payment payable to the Members shall be delivered by or on behalf of Buyer to the Members (by wire transfer of immediately available funds to the account(s) designated by Sinclair) in accordance with their respective Pro Rata Portions.

(i) Buyer shall have the right, in its sole discretion, to withhold and set off against any amount otherwise due to be paid to the Members pursuant to this Section 2.7 the amount of any claim for indemnification or payment of damages to which Buyer may be entitled under this Agreement.

(j) Notwithstanding anything contained herein to the contrary, in no event shall the aggregate Purchase Price paid by Buyer pursuant to the terms of this Agreement, taking into account any the Aggregate True-Up Payment in favor of the Members pursuant to this Section 2.7 and valuing each Buyer Share at the VWAP Price, exceed the Maximum Purchase Price.

Section 2.8 Escrow Amounts.

(a) At the Closing, Buyer and the Members shall enter into the Escrow Agreement, pursuant to which Buyer will deposit with the Escrow Agent (i) the Indemnity Escrow Amount into the Indemnity Escrow Account, and (ii) the Adjustment Escrow Amount into the Adjustment Escrow Account.

(b) Except as otherwise provided in this Agreement, (i) the Indemnity Escrow Amount shall be retained by the Escrow Agent until the date that is eighteen (18) months following the Closing Date (the “Indemnity Escrow Release Date”) for the purpose of securing the Members’ indemnification obligations set forth in Section 10.2(a) and payment obligations set forth in Section 2.7(f), and (ii) the Adjustment Escrow Amount shall be retained by the Escrow Agent until such time as required to be distributed pursuant to Section 2.7, for the purpose of securing payment of any Aggregate True-Up Payment to Buyer.

(c) In accordance with, and subject to, the provisions of this Agreement and the Escrow Agreement, promptly (and in any event within three (3) Business Days) after the Indemnity Escrow Release Date, Sinclair and Buyer shall deliver joint instructions to the Escrow Agent to release from the Indemnity Escrow Account an amount (the “Indemnity Escrow Release Amount”) equal to (i) the then-remaining funds in the Indemnity Escrow Account, minus (ii) the aggregate amount of all indemnity claims made by the Buyer Indemnified Parties in accordance with the terms hereof prior to the Indemnity Escrow Release Date (collectively, the “Pending Claims”) that remain unresolved as of 5:00 p.m. Eastern Time on the Indemnity Escrow Release Date. Sinclair and Buyer shall instruct the Escrow Agent to release and pay the Indemnity Escrow Release Amount to the Members in accordance with their respective Pro Rata Portions.

(d) Following the Indemnity Escrow Release Date, promptly (and in any event within three (3) Business Days) after the final resolution of, and, if applicable payment to Buyer in connection with, each Pending Claim, Sinclair and Buyer shall jointly instruct the Escrow Agent to release and pay an aggregate amount equal to (i) the funds remaining in the Indemnity Escrow Account, minus (ii) the total amount of Pending Claims that remain unresolved as of 5:00 p.m. Eastern Time on the date of the resolution of such Pending Claim to the Members in accordance with their respective Pro Rata Portions.

(e) The Parties agree to treat the Members as the owners of the Indemnity Escrow Amount and the Adjustment Escrow Amount, and shall take no contrary position unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code, and the fees and expenses of the Escrow Agent shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Members (which portion shall be a Transaction Expense for all purposes hereunder).

Section 2.9 Holdback Shares. The applicable portion of the Holdback Buyer Shares shall be delivered to the Members in accordance with their respective Pro Rata Portions, subject to the terms of this Section 2.9. Without limitation to the rights and remedies of Buyer, Buyer shall have the right to satisfy (i) the amount of any Aggregate True-Up Payment owed to it pursuant to Section 2.7, and (ii) the amount of any claim for indemnification or payment of damages to which Buyer may be entitled under this Agreement, in each case by deducting from the Holdback Buyer Shares, a number of shares equal in value to such Aggregate True-Up Payment, claim for indemnification or payment of damages, with the value of each Holdback Buyer Share for such purpose to be equal to the VWAP Price.

Section 2.10 Tax Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price, the Transaction Expenses and any other payments contemplated by this Agreement such amounts required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made. At the Closing, or at such time thereafter as reasonably requested by Buyer, each Member shall provide Buyer an IRS Form W-9 or other certificates or forms that Buyer may reasonably request in order to allow Buyer to meet its withholding and information reporting obligations under any applicable Law. The Parties shall cooperate to allow Buyer, at its election, to effectuate such withholding by means reasonably acceptable to Buyer. Except with respect to compensatory payments, Buyer shall use reasonable efforts to notify Sinclair of any amounts subject to withholding at least one (1) Business Day prior to the scheduled date of such payment. The Parties shall cooperate to allow Buyer, at its election, to effectuate such withholding by means reasonably acceptable to Buyer. Buyer shall work in good faith with Sinclair to minimize any such withheld amounts.

Section 2.11 Treatment of Rights Units. Effective immediately prior to the Effective Time, Sinclair shall take all actions necessary to cause: (i) each holder of Rights Units to waive all rights to and claims with respect to awards under the Bonus Plan, and (ii) each outstanding Rights Unit, whether or not vested or exercisable at the Effective Time, to be cancelled, extinguished and no longer outstanding. Each holder of Rights Units will be entitled to receive, upon the surrender and cancellation of his or her then outstanding Rights Units and delivery of an executed termination agreement in a form reasonably satisfactory to Buyer (collectively, the “Rights Unit Termination Agreements”), an amount equal to (i) the product of (A) the Per Unit Amount, multiplied by (ii) the number of Rights Units held by such holder (the aggregate amount payable to all holders of Rights Units is referred to as the “Rights Unit Consideration”), which amount shall be deemed a Transaction Expense hereunder. Each applicable Company employing holders of Rights Units shall pay, or cause to be paid, to each of the holders of the Rights Units, such holder’s share of the Rights Unit Consideration determined pursuant to the terms of the Bonus Plan, subject to any withholding required by applicable Tax Law.

Article III

Representations and Warranties regarding THE COMPANIES

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Sinclair represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of Closing (except, in each case, as to any representations and warranties that specifically relate to an earlier date, and then as of such date), except as set forth in the schedule attached to this Agreement setting forth exceptions to the representations and warranties set forth herein (the “Disclosure Schedule”). The Disclosure Schedule may be subdivided by Company for purposes of convenience, but shall be considered as a whole, and such subdivision by itself shall not modify the scope of any representations or warranties contained in this Article III.

Section 3.1 Organization and Qualification of the Companies.

(a) Section 3.1(a) of the Disclosure Schedule lists, for each of the Companies, its legal name, its type of legal entity, its jurisdiction of organization, and each jurisdiction in which it is qualified to do business as a foreign entity. Each of the Companies is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization, with full power and authority to conduct its business as it is being conducted, to own or use its assets, and to perform all its obligations. Each of the Companies is qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such qualification necessary.

(b) True, correct and complete copies of the Organizational Documents of each of the Companies, in each case as amended to date, have been provided to Buyer, and such Organizational Documents are in full force and effect. None of the Companies is in default under or in violation of any provision of its Organizational Documents.

Section 3.2 Authority of the Companies. Each of the Companies has full power and authority to enter into this Agreement and the Transaction Documents to which it is a party, as applicable, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sinclair of this Agreement and any Transaction Document to which it or any of the Companies is a party, as applicable, the performance by each of the Companies of its obligations hereunder and thereunder and the consummation by each of the Companies of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each applicable Company. This Agreement and each Transaction Document to which any of the Companies is a party has been duly executed and delivered by the applicable Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement and each Transaction Document to which any of the Companies is a party constitute a legal, valid and binding obligation of the applicable Company enforceable against such Company, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”). Except as set forth on Section 3.3 of the Disclosure Schedule, no other proceeding, consent, approval, vote or other action on the part of any of the Companies is necessary to approve the execution and delivery by such Company of this Agreement or the other Transaction Documents to which such Company is a party or to consummate the transactions contemplated hereby and thereby.

Section 3.3 Consents of Third Parties. Except as set forth on Section 3.3 of the Disclosure Schedule, the execution, delivery and performance by each of the Companies of this Agreement or the Transaction Documents to which it is a party, as applicable, and the consummation of the transactions contemplated hereby and thereby, do not and, as of immediately following the Closing will not: (a) violate or conflict in any way with any applicable Law of any Governmental Authority to which any of the Companies is subject or any provision of the Organizational Documents of any of the Companies, or result in the creation of any Encumbrance upon any assets of any of the Companies pursuant to the terms thereof, (b) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the creation of any Encumbrance upon any asset of any of the Companies pursuant to the terms of, any Contract, Lease, Benefit Plan, Permit, indenture, agreement for borrowed money, instrument of Indebtedness, Encumbrance (other than Permitted Encumbrances) or other arrangement to which any of the Companies is a party or by which any of the Companies is bound or to which any of its respective assets are subject, in each case in any material respect, (c) give rise to a potential release, disclosure or delivery of any Intellectual Property Assets by or to any escrow agent or other Person; or (d) give rise to a grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned IP. Except for such filings as may be required under the HSR Act, none of the Companies is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement or the Transaction Documents and in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any Encumbrance on the assets of any of the Companies pursuant to the provisions of, any Law, Contract, Lease or any Permit.

Section 3.4 Title to and Sufficiency of Assets.

(a) Except as set forth in Section 3.4(a) of the Disclosure Schedule, (i) the Acquired Subsidiaries have good and valid title to, or good and valid leasehold interest in, all of the material assets reflected on the consolidated balance sheet of the Companies as of the Latest Balance Sheet Date and acquired by the Companies after the Latest Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Latest Balance Sheet Date, free and clear of any Encumbrances, except for Permitted Encumbrances, and (ii) there is no Contract granting any Person or recognizing with respect to any Person any ownership or vesting right in, or any right of first refusal, right of first offer, preemptive right or other preferential right to purchase, any of the material assets or properties of the Acquired Subsidiaries or any portion thereof or interest therein.

(b) The assets of the Acquired Subsidiaries are sufficient in all material respects for the continued conduct of the business of the Acquired Subsidiaries as of immediately following the Closing in substantially the same manner as conducted by such Persons immediately prior to the Closing.

(c) Except for the Transferred Assets, none of the Members, PEC, Export or Sinclair owns, whether directly or indirectly (other than through Sinclair’s ownership of the Purchased Interests and Precision Interests), any assets used by any of the Companies. The Acquired Subsidiaries’ buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) are, except for ordinary wear and tear, in good condition and repair and are usable in the Ordinary Course of Business.

Section 3.5 Capitalization; Subsidiaries.

(a) Section 3.5(a)(i) of the Disclosure Schedule sets forth a complete list of all beneficial and record owners of the issued and outstanding Equity Securities of Sinclair. All of the issued and outstanding Equity Securities of the Acquired Subsidiaries, PEC and Export are owned by Sinclair. All of the issued and outstanding Equity Securities of Sinclair, PEC, Export and the Acquired Subsidiaries have been duly authorized, validly issued, fully paid, and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights. Other than as set forth in Section 3.5(a)(ii) of the Disclosure Schedule, there are no currently outstanding or authorized options, phantom stock or interests (including, but not limited to, the Rights Units), warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which Sinclair, Export, PEC or any of the Acquired Subsidiaries is a party or which are binding upon Sinclair, Export, PEC or any of the Acquired Subsidiaries providing for the issuance, disposition, or acquisition of any Equity Securities of Sinclair, PEC, Export or any of the Acquired Subsidiaries. There are no outstanding or authorized stock appreciation, equity appreciation, phantom stock, or similar rights with respect to Sinclair, Export, PEC or any of the Acquired Subsidiaries, and there are no contractual or statutory preemptive rights or similar restrictions with respect to the issuance or transfer of any shares of capital stock or other Equity Securities of Sinclair, PEC, Export or any of the Acquired Subsidiaries. There are no voting trusts, proxies, or any other agreements, restrictions or understandings with respect to the voting of any of the capital stock or other Equity Securities of Sinclair, PEC, Export or any of the Acquired Subsidiaries. None of Sinclair, PEC, Export or any of the Acquired Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Securities of Sinclair. The Rights Units only provide the holders thereof with a contractual right to receive consideration upon certain events, and do not constitute an equity or membership interest in Sinclair.

(b) Except for Sinclair’s ownership of the Acquired Subsidiaries, PEC and Export, none of Sinclair, PEC, Export or any of the Acquired Subsidiaries owns or holds the right to acquire any Equity Securities in any Person. Sinclair does not have, and has never had, any employees, assets (including, but not limited to, cash, Current Assets and Intellectual Property), Permits, Liabilities or Indebtedness other than indirectly through its ownership of the Acquired Subsidiaries. Except for the assets held by PEC set forth on Section 3.5(b)(ii) of the Disclosure Schedule (the “Transferred Assets”), neither PEC nor Export has, or has ever had, any assets. Neither PEC nor Export have, or have ever had, any employees, Permits, Liabilities or Indebtedness. The operation of the Business is conducted solely through the Acquired Subsidiaries.

Section 3.6 Financial Statements.

(a) Attached hereto in Section 3.6(a) of the Disclosure Schedule are copies of: (i) the annual unaudited balance sheets, income statements and statements of cash flows of the Companies as of December 31, 2018, December 31, 2019 and December 31, 2020 (“Latest Annual Financial Statements”), and (ii) the unaudited balance sheets (the “Latest Balance Sheet”), income statements and statements of cash flows of the Companies as of August 31, 2021 (collectively, the “Interim Financial Statement”, and, collectively with the Latest Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with the Accounting Principles throughout the periods covered thereby and present fairly in all material respects the financial condition of the Companies as of such dates and the results of operations of the Companies for such periods; provided, however, that the Interim Financial Statement is subject to normal year-end adjustments and lack footnotes and other presentation items, none of which are material individually or in the aggregate.

(b) All of the Financial Statements have been prepared based on the books and records of the Companies and kept in the Ordinary Course of Business. To the Companies’ Knowledge, there has never been (i) any fraud by the employees of any of the Companies, (ii) any criminal wrongdoing that involves any employee of any of the Companies who has or had a role in the preparation of financial statements or the internal accounting controls used by any of the Companies or (iii) any written claim or allegation regarding any of the foregoing, in each case, that has resulted in or would reasonably be expected to result in material loss or Liability to any of the Companies.

(c) All Accounts Receivable reflected in the Latest Balance Sheet, and all of the Accounts Receivable outstanding as of the date of this Agreement, arose from bona fide, arm’s length transactions in the Ordinary Course of Business, are subject only to the reserve for bad debts set forth on the Latest Balance Sheet, were accurately determined and none of them is subject to any defense, counterclaim or setoff. The Accounts Receivable (including any such Accounts Receivable arising after the Latest Balance Sheet Date) of the Companies are collectible in full within ninety (90) days after billing.

Section 3.7 Absence of Undisclosed Liabilities. None of the Companies has any material Liabilities or obligations required to be accrued or reserved against in a balance sheet prepared in accordance with the Accounting Principles, whether accrued, absolute, contingent or otherwise, except (a) those which are specifically reflected and/or adequately reserved in the Latest Balance Sheet, or (b) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which relates to any breach of Contract, breach of warranty, tort, infringement, or violation of Law or arose out of any Action).

Section 3.8 Absence of Certain Changes, Events or Conditions. Since the Latest Balance Sheet Date, none of the Companies has experienced or suffered any Material Adverse Effect. Without limiting the generality of the foregoing, except as reflected on the Latest Balance Sheet or as set forth in Section 3.8 of the Disclosure Schedule, since the Latest Balance Sheet Date, none of the Companies has:

(a) changed any method of accounting or accounting practice for such Company, except as disclosed in the Disclosure Schedule;

(b) implemented any material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, deferral of revenue and acceptance of customer deposits;

(c) incurred damage, destruction or loss in excess of Fifty Thousand Dollars ($50,000.00), or any interruption in use, of any assets of the Companies, whether or not covered by insurance;

(d) incurred capital expenditures in excess of Fifty Thousand Dollars ($50,000.00);

(e) granted any bonuses, whether monetary or otherwise, or any general wage or salary increases or decreases or a change in position in respect of any Employees, other than as provided for in any written agreements provided to Buyer or in the Ordinary Course of Business;

(f) except as required under the terms of any Benefit Plan or applicable Law: (i) granted any incentive, bonus, equity or equity-based, or other similar awards, or accelerate the funding, vesting or payment of any compensation or benefit (including, but not limited to, equity compensation); (ii) materially terminated, modified or amended any Benefit Plan; (iii) established, adopted, amended or entered into any plan, policy or arrangement for the current or future benefit of any current or former Employees, officer, director or service providers of the any of the Companies that would be a Benefit Plan if it were in existence as of the date hereof or (iv) granted severance, change in control, retention or termination pay to, or adopted, entered into or amended any severance retention, termination, employment, consulting, bonus, change in control or severance agreement with any current or former Employee, officer, director or service provider of any of the Companies;

(g) negotiated, modified, extended, terminated or entered into any Labor Agreement or recognized or certified any labor union, labor organization, works council, or group of employees of any of the Companies as the bargaining representative for any employees of any of the Companies;

(h) implemented or announced any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would reasonably be expected to implicate the WARN Act;

(i) hired, engaged, terminated (without cause), furloughed, or temporarily laid off any employee or independent contractor with annual compensation in excess of Fifty Thousand Dollars ($50,000);

(j) entered into or terminated any employment agreement with an Employee that provides for other than at-will employment (other than those employment agreements entered into by non-U.S. employees of any of the Companies in the Ordinary Course of Business), for any severance upon termination, any equity-based award (including grant of, or modification to, any Equity Securities), or a collective bargaining agreement covering any of the Employees, written or oral, or material modification of the terms of any such existing agreement;

(k) made any loan to, or entered into, any transaction with (other than compensation for services rendered as an Employee), any of the Members or current or former directors, officers or Employees;

(l) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(m) made or changed any Tax election, changed any annual accounting period, changed any method of accounting, filed any amended Tax Return, failed to pay any material Tax that became due and payable, entered into or signed any closing or settlement agreement, surrendered of a right to claim a refund, consented to extend or waived a statute of limitations period applicable to any claim or assessment, in each case, with respect to Taxes;

(n) commenced, compromised, waived or settled any Action;

(o) waived or released any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any current or former employee or independent contractor of any of the Companies;

(p) to the Companies’ Knowledge, disclosed any Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the Ordinary Course of Business with reasonable protections of, and preserving all rights of the Companies in such Trade Secrets) or, except in the Ordinary Course of Business, disclosed, licensed, released, delivered, escrowed or made available any Source Code;

(q) made any material adverse change to the operation or security of any Business Systems or the Companies’ respective rules, policies, or procedures with respect to Protected Data Requirements, Personal Data, or Confidential Information, except to the extent required by applicable Law; or

(r) agreed or contracted to do any of the foregoing.

Section 3.9 Legal Actions; Government Orders. Except as set forth on Section 3.9 of the Disclosure Schedule:

(a) Except as set forth on Section 3.9 of the Disclosure Schedule, there are, and for the past three (3) years there have been no, Actions pending, or, to the Companies’ Knowledge, threatened by or against (x) any of the Companies or (y) any officers, directors or managers of any of the Companies, in their capacities as such, in the case of this clause (y), (i) relating to or affecting any of the Companies or their respective properties or assets, or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and

(b) there are no, and for the past three (3) years there have been no, outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting any of the Companies or any of their respective properties or assets (including Owned IP).

Section 3.10 Compliance with Laws; Permits.

(a) Each of the Companies is and, at all times in the past three (3) years, have been in compliance in all material respects with any and all applicable Laws, Governmental Orders, and agreements with any Governmental Authority to which the Companies or their respective assets or activities are subject, including any unfair labor practice charges with respect to any of the Companies before the National Labor Relations Board or any similar Governmental Authority or labor relations tribunal.

(b) Companies’ Company is, nor has any manager, director, officer, employee or, to the Companies’ Knowledge, any agent or other Person acting on behalf of any of the Companies in the course of its actions for, or on behalf of any of the Companies:

(i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) has made any direct or indirect unlawful payment to any domestic government official, “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)) or foreign employee from any corporate funds; (iii) has violated or is in violation of any provision of the FCPA or any applicable non-U.S. anti-bribery or anti-money laundering statute or regulation (collectively, “Anti-Corruption Laws”); or (iv) has made, offered, authorized or facilitated any unlawful bribe, rebate, payoff, influence payment, kickback, financial or other advantage, or other unlawful payment, regardless of form or amount, to any domestic government official, such foreign official or employee or to any other Person.

(ii) is currently or has in the past three (3) years been: (A) a Sanctioned Person; (B) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in or for the benefit of any Sanctioned Country; or (C) otherwise in violation of any Sanctions and Export Control Laws or U.S. antiboycott requirements (“Trade Controls”).

(iii) is or has been the subject of any enforcement proceedings, or to the Companies’ Knowledge, any investigation, inquiry by any Governmental Authority regarding any offense or alleged offense under Trade Controls or Anti-Corruption Laws (including by virtue of having made any disclosure relating to any offense or alleged offense), and no such investigation, inquiry or proceedings have, to the Companies’ Knowledge, been threatened.

(c) At all times in the past three (3) years, all Permits required or necessary for each of the Companies to conduct their respective businesses and to use their respective properties and assets, each as currently conducted, have been obtained by the applicable Company and are valid and in full force and effect. All fees and charges with respect to such Permits due on or prior to the Closing Date (but not payments that may become due after the Closing Date) have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit.

Section 3.11 Taxes. Except as set forth in Section 3.11 of the Disclosure Schedule:

(a) Each of the Companies has (i) timely filed all Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in compliance with all applicable Laws, and are true, correct and complete; and (ii) timely paid all Taxes owed by or with respect to the applicable Company (whether or not shown as due on any such Tax Returns). None of the Companies is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) Sinclair has made available to Buyer copies of all Tax Returns filed with respect to each of the Companies for taxable periods ending on or after December 31, 2017. None of the Companies’ Tax Returns provided to Buyer have been audited, and none currently are the subject of audit, and there are no examination reports or statements of deficiencies assessed against or agreed to by any of the Companies for taxable periods covered by such Tax Returns.

(c) Each of the Companies has timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, creditor, holder of Equity Securities or other third party, and each of the Companies has complied with all information reporting (including IRS Form 1099) and any applicable backup withholding requirements, including maintenance of required records with respect thereto.

(d) There are no Encumbrances relating or attributable to Taxes encumbering the property and assets of any of the Companies nor, to the Companies’ Knowledge, is any Taxing Authority in the process of imposing any Encumbrances for Taxes on any of the Companies or their respective assets, other than Permitted Encumbrances.

(e) There are no (and there have not been any): (i) pending or threatened claims in writing by any Taxing Authority with respect to Taxes relating or attributable to any of the Companies; (ii) deficiencies for any Tax, claim for additional Taxes, or other material dispute or claim relating or attributable to any Tax Liability of any of the Companies issued or raised by any Taxing Authority; or (iii) claims by any Taxing Authority in a jurisdiction where any of the Companies does not file Tax Returns that such Company is or may be subject to taxation in that jurisdiction.

(f) None of the Companies has waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to (or requested) any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such waiver or extension) has not yet expired.

(g) None of the Companies is a party to, bound by or has any obligation under, any Tax Sharing Agreement or any closing or similar agreement, Tax abatement or similar agreement or any other agreements with any Taxing Authority with respect to any period for which the statute of limitations has not expired.

(h) There are no unpaid Periodic Taxes imposed by any Taxing Authority on any of the Companies, other than Periodic Taxes not yet due and payable. The Liability of the Companies for unpaid Taxes, whether to any Governmental Authority or to another Person: (i) did not as of the Latest Balance Sheet Date, exceed the reserve for Tax Liability (excluding reserves for deferred Tax assets or deferred Tax Liabilities) set forth on the face of the Latest Balance Sheet; and (ii) does not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the custom and practice of the Companies in filing their Tax Returns.

(i) Each of the Companies has duly and timely collected and remitted all sales, use, excise or similar Taxes related or attributable to the Companies and their business in accordance with all applicable Laws as a transferee or successor, by contract or otherwise.

(j) None of the Companies is a partner in any partnership for Federal income tax purposes.

(k) None of the Companies has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2).

(l) None of the Companies has received from any Governmental Authority any written notice that proposed a material reassessment (for property or ad valorem Tax purposes) of any assets or any property owned by any of the Companies.

(m) None of the Companies: (i) is a “controlled foreign corporation” as defined in Section 957 of the Code; (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the country in which it is organized; or (iv) has made any election pursuant to Section 965(h) of the Code (or similar provisions of state, local, or foreign Law).

(n) All estimated Taxes required to be paid by or with respect to each of the Companies have been paid to the proper Governmental Authority.

(o) None of the Companies has distributed stock of another Person or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(p) None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulation Section 1.1502-13, or 1.1502-19; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid income received or accrued on or prior to the Closing Date; or (vii) method of accounting that defers the recognition of income to any period ending after the Closing Date, or modification or forgiveness of any indebtedness made on or prior to the Closing Date.

(q) Each of the Companies has disclosed on its federal, state and local income and franchise Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code or comparable provisions of applicable local, state, foreign or other Tax Laws.

(r) None of the Companies (i) has ever been a member of an Affiliated Group, or (ii) has liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, as transferee or successor or by Contract (but excluding any customary commercial agreement, such as a lease, the principal purpose of which does not relate to Taxes).

(s) None of the Companies has (A) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (B) received (and does not intend to receive) any credits under Sections 7001 through 7005 of the FFCRA or Section 2301 of the CARES Act, or (C) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order.

(t) The assets of the Companies do not include any asset that is subject to the “anti-churning” rules of Section 197(f)(9) of the Code and Treasury Regulations issued thereunder in connection with the transactions contemplated by this Agreement.

(u) Sinclair is, and at all times since its formation has been, properly classified as a partnership or a disregarded entity for U.S. federal and all applicable state Tax purposes. Sinclair has not made an election to be treated as an S-corporation for U.S. federal, state, local or foreign Tax purposes. The tax classification of each Company for the past five (5) years is set forth in Section 3.11(u) of the Disclosure Schedule.

(v) Each of the Companies has complied with all cash payment reporting requirements, including all reporting in relation to Treasury Department Form 8300.

Section 3.12 Warranties. Sinclair has provided to Buyer true, correct, and complete copies of each material written warranties or guarantees with respect to the quality or absence of defects of the products or services any of the Companies has sold or performed that are currently in force.

Section 3.13 Material Contracts.

(a) Section 3.13(a) of the Disclosure Schedule lists each of the following Contracts to which any of the Companies is a party, or is otherwise bound (all Contracts listed or otherwise required to be listed on Section 3.13(a) of the Disclosure Schedule, or otherwise disclosed in Section 3.17(b) of the Disclosure Schedule and all Contracts relating to Intellectual Property set forth in Section 3.14(b) of the Disclosure Schedule, and the Incidental Outbound Licenses, Incidental Inbound Licenses and Standard Employee Invention Agreements, collectively being “Material Contracts”):

(i) all Contracts, proposals or other agreements with any (A) customer or client that requires any Person to make payments to any of the Companies equal to more than Fifty Thousand Dollars ($50,000) (including all Contracts with Material Customers) in any twelve-month period, or (B) supplier or vendor that requires any of the Companies to make payments to any Person equal to more than Fifty Thousand Dollars ($50,000) in any twelve-month period (including all Contracts with Material Suppliers);

(ii) all partnership, joint venture or other agreements relating to the development, support or marketing of any Company Services and Products;

(iii) all Contracts for the sale of any property or assets of any of the Companies or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any property or assets of any of the Companies (including such Contracts that relate to the acquisition or disposition of all or any portion of the Business or Equity Securities of any of the Companies), in each case in respect of property or assets with a value as of the date hereof in excess of Fifty Thousand Dollars ($50,000);

(iv) all broker, distributor, dealer, representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(v) all Labor Agreements;

(vi) all Contracts with any Company’s Employees, directors, and officers who receive a base annualized compensation equal to or greater than Fifty Thousand Dollars ($50,000), including but not limited to any offer letters, employment or other engagement agreements, severance agreements, retention agreements, change of control agreements, restrictive covenant agreements (including noncompetition or non-solicitation agreements) or similar agreements (other than Contracts listed in Section 3.19(a) of the Disclosure Schedules and other than offer letters, employment agreements and similar engagement agreements for “at will” services that do not provide for severance benefits);

(vii) all Contracts with independent contractors, advisors or consultants (or similar arrangements) or such Persons performing services principally for any of the Companies, which (A) either (x) provides for base annualized compensation equal to or greater than Fifty Thousand Dollars ($50,000) or (y) may not be terminated by such Company upon thirty (30) days or less advance notice and without payment of any penalty or severance, or (B) provides for any grant of any compensation or benefits, or any acceleration of any vesting period, following a change in control of such Company, whether alone or in conjunction with any other event;

(viii) all Contracts relating to Indebtedness (including guarantees);

(ix) all Contracts pursuant to which current Employees and former employees of any of the Companies assigned to such Company any ownership interest and right they may have had in the Owned IP or Intellectual Property Registrations (other than Standard Employee Invention Agreements);

(x) all Contracts with any Governmental Authority;

(xi) all Contracts that limit or purport to limit the ability of any of the Companies to compete in any line of business or with any Person or in any geographic area or during any period of time, including any Contracts which contain non-competition, non-solicitation, most-favored nations pricing, exclusivity, minimum volume requirement, guaranteed pricing or other similar restrictive provisions restricting the operations of any of the Companies in any way;

(xii) all Contracts with any Material Customer or Material Supplier;

(xiii) except as contemplated by the proposed transaction, all Contracts relating to the acquisition of any business (whether by merger, sale of equity, sale of assets or otherwise) or Equity Securities of any other Person during the past three (3) years or pursuant to which any of the Companies has any material outstanding obligation or Liability;

(xiv) all Contracts under which any of the Companies is a lessor or lessee of any tangible personal property, in each case, involving annual rental payments in excess of twenty-five thousand Dollars ($25,000);

(xv) all Contracts, including Contracts with any Governmental Authorities, that are settlements, conciliations, or similar agreements pursuant to which any of the Companies will have any outstanding obligations (other than customary confidentiality obligations) after the date of this Agreement; or

(xvi) all Contracts with any current officer, director or manager of any of the Companies or Affiliates of such Company (other than as set forth on Section 3.13(a)(vi)).

(b) Sinclair has heretofore made available to Buyer true and correct copies of all Material Contracts, together with all material amendments, exhibits, attachments and waivers thereto. Each Material Contract is valid and binding on the applicable Company that is a party to such Material Contract in accordance with its terms and (assuming due authorization, execution and delivery by the counterparty thereto) is in full force and effect. None of the Companies or, to the Companies’ Knowledge, any other party thereto is in breach of or default under any Material Contract. None of the Companies or, to the Companies’ Knowledge, any other party thereto, has provided or received any written notice of any intention to terminate or not renew any Material Contract. To the Companies’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There are no disputes pending, or to the Companies’ Knowledge, threatened under any Material Contract.

(c) Except for this Agreement, Sinclair’s Organizational Documents, a Contribution and Exchange Agreement among Sinclair, Precision, Cascade and the Members, a Founder’s Employment Agreement among Precision, Nicholas Tennant and Sinclair, a Founder’s Employment Agreement among Cascade, Mary Babitz and Sinclair, the Bonus Plan and the agreements relating to the issuance of the Rights Units and indirectly through its ownership of the Acquired Subsidiaries, Sinclair is not a party to any Contract.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule is a true and complete list of all (i) Intellectual Property Registrations, specifying as to each, as applicable, the title, mark, or design, the owner(s), the jurisdiction by or in which it has been issued, registered, or filed, the patent, registration, or application serial number, and the issue, registration, or filing date, and (ii) Owned IP that is not registered and that is material to the operation of the Business. All required filings and fees related to such Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, all Intellectual Property Registrations and Owned IP are subsisting, in good standing, otherwise valid and enforceable. Except for the Transferred Assets, the Acquired Subsidiaries (A) exclusively own and possess all right, title and interest in and to all Owned IP, and (B) have sufficient rights pursuant to an Intellectual Property License (together with the Incidental Outbound Licenses, Incidental Inbound Licenses or Standard Employee Invention Agreements) to all other Intellectual Property Assets, in each case of (A) and (B), that are used or held for use in or necessary for the conduct of the Business as currently conducted and as proposed to be conducted, and that are free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Section 3.14(b) of the Disclosure Schedule lists all Intellectual Property Licenses. Sinclair has provided Buyer true and complete copies of all such Intellectual Property Licenses, including all modifications, amendments, and supplements thereto and waivers thereunder. All such Intellectual Property Licenses, Incidental Outbound Licenses, Incidental Inbound Licenses, and Standard Employee Invention Agreements: (i) are valid, binding and enforceable between the Acquired Subsidiaries, as applicable, and the other parties thereto, and none of Sinclair, the Acquired Subsidiaries or any other party thereto has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any such Contract; and (ii) the Acquired Subsidiaries and, to the Companies’ Knowledge, such other parties to any such Contracts are in compliance with the terms and conditions thereof and other terms applicable to the use of the associated Intellectual Property, including commercial licenses as well as Open Source Licenses, as applicable, in all respects.

(c) There are no, and there have not been, any Actions (including any oppositions, interferences, re-examinations, cancellation, revocation, review or other proceeding) settled, pending or, to the Companies’ Knowledge, threatened (including in the form of offers to obtain a license or cease and desist letters): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any of the Companies, their Affiliates or in connection with the past or current conduct of the Business or the past or current ownership or use of the Intellectual Property Assets, or any indemnification claims in connection therewith; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Owned IP or the Acquired Subsidiaries’ rights in and to any other Intellectual Property Assets or Intellectual Property Licenses; or (iii) by any of the Companies or any other Person alleging the infringement, misappropriation, dilution or violation by any Person of the Owned IP. Neither the Members nor Sinclair are aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Each of the Companies has complied with all terms and requirements of and are not in default under any Intellectual Property Licenses no other party or parties to any such Intellectual Property Licenses is in default thereunder. No Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Owned IP. No Owned IP is bound by any Contract, order, judgment, writ, injunction, stipulation, award or decree restricting or otherwise limiting the use, validity, enforceability, scope, licensing or ownership thereof or any right, title or interest of any of the Companies with respect thereto.

(d) The Companies, the conduct of the Business of the Companies as currently conducted and previously as conducted, and the Company Services and Products, as applicable, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person.

(e) To the Companies’ Knowledge, there has been no unauthorized disclosure by any of the Companies or their respective agents and representatives of any Trade Secrets.

(f) Each of the Companies has taken commercially reasonable steps under the circumstances to protect, preserve and maintain the Owned IP and all material Trade Secrets. Each Person that has had or currently has access to any Trade Secrets included in the Owned IP (including any part of any Source Code) is subject to written obligations regarding the confidentiality and non-disclosure thereof. Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property for, on behalf of or under the direction or supervision of any of the Companies, has executed and delivered to such Company a valid and enforceable written Contract providing for (i) the confidentiality and non-disclosure by such Person of all Trade Secrets and (ii) the assignment by such Person (by way of a present grant of assignment or otherwise by operation of law) to the applicable Acquired Subsidiary of all right, title and interest in and to all Intellectual Property arising out of such Person’s employment by, engagement by, or Contract with the Acquired Subsidiary. To the Companies’ Knowledge, no Person is in breach of any Contract or obligation referenced in this Section.

Section 3.15 Software and Information Technology.

(a) The Software that is owned or currently used or held by the Companies is either: (i) owned by an Acquired Subsidiary (under copyright and/or other intellectual property law including, to the extent not publicly registered, as a Trade Secret); (ii) currently in the public domain or otherwise available to the Acquired Subsidiaries without the license, lease or consent of any Person; or (iii) used under rights granted to Acquired Subsidiaries pursuant to an agreement or license that are sufficient in all material respects. The Acquired Subsidiaries possess or control the Source Code for all Software owned by the Acquired Subsidiaries. Other than any Source Code described in Section 3.15(a) of the Disclosure Schedule as having been disclosed in a public copyright registration, none of the Companies has disclosed the Source Code to any Software owned by any of the Companies to any Person who is not an authorized employee or independent contractor of any of the Companies that is obligated to confidentiality and non-disclosure as set forth herein or who is not a third party Software development service provider with whom any of the Companies has a written agreement containing such obligations. No Software owned by any Acquired Subsidiary is subject to any Copyleft License, or any other obligation that would require such Acquired Subsidiary to divulge to any Person any Source Code of any Software owned by such Acquired Subsidiary. No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such Source Code be disclosed, licensed, released, distributed, escrowed or made available to or for, or any other grant of any right be made with respect thereto, any other Person.

(b) Each of the Companies uses commercially reasonable practices that are designed to: (i) identify Open Source Materials used by such Company, internally or as part of any Software included in the Company Services and Products (including the manner of use(s) of such software by such Company, whether such software has been modified, and the applicable Open Source License for each such item of software); and (ii) avoid the unintended release or required release of Source Code for any Software included in the Company Services and Products to third parties (as a result of inadequate security measures, Open Source License terms, or otherwise). All use and distribution of the Company Services and Products or use and distribution of any Open Source Materials by or through any of the Companies, is and has been in compliance in all material respects with the Open Source Licenses applicable thereto.

(c) To the Companies’ Knowledge, there are no (i) disabling codes nor instructions nor any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” in any of the Company Services and Product, or (ii) other software routines or hardware components in any of the Company Services and Products that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of any such Company Services and Products (or all parts thereof) or the data or other software of users thereof ((i) and (ii), collectively, “Contaminants”) that have not been completely eradicated from such Company Services and Products prior to the date hereof.

(d) Each of the Companies has taken commercially reasonable steps to (i) protect the confidentiality, integrity and security of the Business Systems and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person and (ii) ensure that Business Systems used in connection with the Business are (A) in satisfactory working order and run in a reasonable and efficient manner in all material respects, and (B) free from Contaminants. Each of the Companies has implemented, tested and maintain commercially reasonable data recovery, information and information systems security, disaster recovery, and business continuity plans, has regularly tested and fully encrypted backup systems, procedures and facilities in place for the Companies, and have taken commercially reasonable steps to safeguard the Business Systems utilized in the operation of the Business. To the Companies’ Knowledge, there have been no breaches or unauthorized intrusions of the security of the Business Systems of any of the Companies that have resulted in any actual or reasonably likely potential compromise of any Personal Data or the ongoing security of such Business Systems or any Security Incidents. Each of the Companies has implemented all security patches and upgrades that are made available to such Company for their Business Systems where such patches or upgrades are necessary, appropriate, or required to safeguard the security of such Business Systems. The Business Systems are sufficient in all material respects for the conduct of the Business. In the last two (2) years, there have been no failures, breakdowns or continued substandard performance of any Business Systems which have caused the material disruption or material interruption in or to the use of the Business Systems or the operation of the Business.

(e) Where any of the Companies (or any Person on behalf of any of the Companies) has authored, conceived, created, reduced to practice, or developed any Intellectual Property for a customer (each, a “Customization”), and either ownership of such Customization does not vest in any Acquired Subsidiary or such Acquired Subsidiary is not licensed such Customization without material restriction, such Customization: (i) has not been provided to any other licensees or customers of any of the Companies and (ii) is not necessary for the ongoing operation of the Business. None of the Companies has licensed, disclosed, distributed, transferred, assigned, or otherwise made available to any of their respective customers, as applicable, any Customization constituting or containing Software that is governed by a Copyleft License or any other obligation that would require any such customer to divulge to any Person any Source Code, without the consent of such customer.

Section 3.16 Inventory. All inventory of each of the Companies, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which reserves have been established. All such inventory is owned by the Acquired Subsidiaries free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Companies.

Section 3.17 Real Property.

(a) None of the Companies owns or has ever owned any Real Property. None of Sinclair, Export or PEC has, or has ever had, any Leased Real Property (as defined below).

(b) Section 3.17(b) of the Disclosure Schedule sets forth the street address of each parcel of Real Property in which any Acquired Subsidiary has a leasehold, subleasehold, license, concession or other real property right or interest (collectively, the “Leased Real Property”), and a true, correct and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties, subordination agreements and other agreements with respect thereto, pursuant to which the any of the Acquired Subsidiaries holds any Leased Real Property (each a “Lease” and, collectively, the “Leases”). The Leased Real Property comprises all of the Real Property (owned or leased) used or intended to be used in, held for use in or otherwise necessary for the conduct of the Business. With respect to each Lease:

(i) such Lease is valid, binding, enforceable in accordance with its terms and in full force and effect;

(ii) The applicable Acquired Subsidiary is not, nor is, to the Companies’ Knowledge, any other Person under any of the Leases, in breach or default under such Lease;

(iii) the applicable Acquired Subsidiary has not assigned, transferred, sublet, or granted any Person the right to use or occupy such Leased Real Property or granted any other security interest in such Lease or any interest therein, except as expressly set forth in Section 3.17(b) of the Disclosure Schedule; and

(c) Each of the Acquired Subsidiaries has a good and valid leasehold interest in the Leased Real Property free and clear of all Encumbrances, other than Permitted Encumbrances. No amounts are owed and no obligations remain unsatisfied by any of the Companies under any Lease for buildout, tenant improvements, capital expenditures, allowances, brokerage commissions, finder’s fees or rent abatement, and no such amounts will be owed by Buyer or any Acquired Subsidiary after assignment of any Lease or the consummation of the transactions contemplated hereunder. There is no condemnation, expropriation, or other proceeding in eminent domain pending or, to the Companies’ Knowledge, threatened or affecting any Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ, or judgment outstanding, nor any claims, litigation, administrative actions, or similar proceedings pending or, to the Companies’ Knowledge, threatened, relating to the ownership, lease, use, or occupancy of the Leased Real Property or any portion thereof, or the operation of the Business thereon. To the Companies’ Knowledge, all public utilities currently serving the Leased Real Property and public and quasi-public improvements upon or adjacent to the Leased Real Property, as applicable (including, all applicable electric lines, water lines, gas lines and telephone lines): (A) are adequate to service the requirements of the Leased Real Property and the applicable Acquired Subsidiary, and all payments for the same have been made, (B) enter the Leased Real Property directly through adjoining public streets and do not pass through adjoining private land and (C) are installed and operating, and all installation and connection charges have been paid for in full. Each of the Leased Real Properties consists of a single zoning lot and no other property is within such zoning lot. To the Companies’ Knowledge, the Leased Real Property is not encumbered by a declaration or other agreement transferring any development rights or air rights appurtenant to the Leased Real Property to any other property. The Leased Real Property is in compliance with all applicable zoning ordinances

(d) Section 3.17(d) of the Disclosure Schedules sets forth a description of all material Leasehold Improvements made by the Acquired Subsidiaries for each Leased Real Property. Subject to the terms of the appliable Leases, the Acquired Subsidiaries have good and marketable title to the Leasehold Improvements, free and clear of all liens, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein. There are no structural deficiencies or latent defects affecting any of the Leasehold Improvements and there are no facts or conditions affecting any of the Leasehold Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Leasehold Improvements or any portion thereof in the operation of the Business. The Leasehold Improvements are in good condition and repair and the systems located therein are in good working order and adequate to operate such facilities as currently used and do not require material repair or replacement in order to serve their intended purposes, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business with respect to the operation of the Leased Real Property that are not material in nature or cost.

(e) All buildings, fixtures, tangible personal property and leasehold improvements used in the Business are located on the Leased Real Property and none of the Leasehold Improvements encroach on (i) any adjoining property owned by others or public rights of way, or (ii) any part of the Leased Real Property which is subject to or encumbered by a right-of-way, easement or similar Contract. Each parcel of Leased Real Property abuts on at least one side a public street or road in a manner so as to permit reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel from a public street or road. There are no restrictions on entrance to or exit from the Leased Real Property to adjacent public streets and no conditions which will result in the termination of the present access from the Leased Real Property to existing highways or roads.

(f) There has not been in the past twelve (12) months, and there is not now, any casualty affecting the Leased Real Property, and there is not now any disrepair or damage that remains unrepaired, due to any prior casualty, if any, affecting the Leased Real Property.

Section 3.18 Customers and Suppliers. Section 3.18 of the Disclosure Schedule sets forth the names of each of the Material Customers and Material Suppliers of the Business (and the applicable revenue or expenditure for each such Material Customer and Material Supplier for the periods contemplated hereby). No Material Customer has indicated in writing submitted to any of the Companies or any Member, or, to the Companies’ Knowledge, orally to any of the Companies that it intends to terminate its business relationship with any of the Companies or that it intends to limit or adversely alter its business relationship with any of the Companies in any material respect (including with respect to pricing, volume or other terms of purchase). To the Companies’ Knowledge, there is no basis for any Material Customer to terminate, limit, or otherwise adversely alter its business relationship with any of the Companies. No Material Supplier has indicated in writing or, to the Companies’ Knowledge, orally to any of the Companies that it intends to terminate its business relationship with any of the Companies or to limit or adversely alter its business relationship with any of the Companies in any material respect. To the Companies’ Knowledge, there is no basis for any Material Supplier to terminate, limit, or otherwise adversely alter its business relationship with any of the Companies. For purposes of this Agreement:

(a) any reference to a “Material Customer” shall mean the top twenty (20) customers of the Business (based on sales during the fiscal year ended December 31, 2020 after deducting all applicable discounts, allowances, rebates, credits and Taxes); and

(b) any reference to a “Material Supplier” shall mean any supplier or trade vendor of the Business from which any of the Companies purchased Fifty Thousand Dollars ($50,000) or more of goods or supplies (after deducting all applicable returns, discounts, allowances, rebates, credits and Taxes) during the fiscal year ended December 31, 2020.

Section 3.19 Employee Benefits.

(a) Section 3.19(a) of the Disclosure Schedule contains a complete and accurate list of each material Benefit Plan (other than offer letters, employment agreements and similar engagement agreements for “at will” services that do not provide for severance benefits) and identifies each Benefit Plan that is intended to meet the requirements of Section 401(a) of the Code (a “Qualified Benefit Plan”).

(b) With respect to each Benefit Plan, Sinclair has made available to Buyer true, correct and complete copies of the following (to the extent applicable to such Benefit Plan): (i) the current plan document and all amendments thereto (and for any unwritten plan, a summary of the material terms); (ii) the most recent summary plan description and all summaries of material modification thereto; (iii) the most recent determination, opinion or advisory letter received from the Internal Revenue Service with respect to each Qualified Benefit Plan that is intended to be qualified under Code Section 401(a); (iv) the three (3) most recently filed Form 5500 annual report (with all schedules and attachments thereto); (v) all related trust agreements, insurance Contracts, and other funding arrangements; (vi) any material non-routine correspondence with any Governmental Authority related to a Benefit Plan during the prior three (3) years; and (vii) if Sinclair has more than fifty (50) full-time employees, the three (3) most recently filed Forms 1095-C and 1094-C.

(c) Each Benefit Plan has been established, maintained, funded and administered, both in form and operation, in all material respects in accordance with its terms and with all applicable provisions of the Code, ERISA, the Patient Protection and Affordable Care Act, and other applicable Laws, and nothing has occurred and, to the Companies’ Knowledge, no condition exists with respect to any Benefit Plan that would reasonably be expected to subject any of the Companies to a material excise Tax or penalty under ERISA or the Code, including, but not limited to Tax under sections 4980H, and/or 6652 of the Code. Except as would not reasonably be expected to result in a material Liability to the Companies, all reporting, disclosure, and notice requirements of ERISA, the Code and other applicable laws have been satisfied with respect to each Benefit Plan.

(d) Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service or may rely upon a current opinion or advisory letter from the Internal Revenue Service, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan; nor has any such Plan been partially terminated under applicable Law during the three-year period immediately preceding the Closing Date under circumstances which would require accelerated vesting as of such partial termination.

(e) Nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject any of the Companies, any Benefit Plan or Buyer or any of their respective Affiliates to a material penalty under Section 502 of ERISA, any Liability under Title IV of ERISA or to a material excise Tax under the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and in compliance in all material respects with all applicable Laws, and all benefits, contributions, distributions and premiums for any period ending on or before the Closing Date have been made or properly accrued. With respect to any Benefit Plan, no event has occurred or is reasonably expected by Sinclair to occur that has resulted in or would subject any of the Companies, any Benefit Plan or Buyer or any of their respective Affiliates to an excise Tax under Section 4971 of the Code or the assets of any of the foregoing Persons to a lien under Section 430(k) of the Code.

(f) No Benefit Plan is, and none of the Companies or any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to, or otherwise has any Liability with respect to: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code and Section 210 of ERISA); or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). None of the Companies has any current or contingent Liability or obligation with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely on account of an ERISA Affiliate other than the Acquired Subsidiaries.

(g) No Benefit Plan would prohibit the transactions contemplated by this Agreement. Except as required by applicable Law or the terms of this Agreement, the consummation of the transactions contemplated by this Agreement, whether alone or in combination with any other event, (i) could not result in the payment, funding or acceleration of any payment, benefit or vesting to any current or former Employee, director, officer or service provider of any of the Companies under any Benefit Plan or otherwise, (ii) increase the amount of compensation or benefits due to any current or former Employee, director, officer or service provider of any of the Companies, or (iii) entitle any individual or their beneficiaries to any payment or benefit under any Benefit Plan or otherwise.

(h) No amount that could be received (whether in cash or property or the vesting of property) as a result of the transactions contemplated by this Agreement (whether contingent or otherwise) by any individual pursuant to any Benefit Plan or otherwise could, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(i) With respect to each Benefit Plan, no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in ERISA has occurred that would result in any material Liability for any of the Companies, Buyer or any Benefit Plan.

(j) Other than as required by applicable Law, no Benefit Plan provides, and none of the Companies has any current or potential obligation to provide, post-termination or post-employment benefits or coverage in the nature of health, life or disability insurance to any current or former director, officer or Employee, or their respective survivors, dependents or beneficiaries or other Person (other than (i) as required by applicable Law, including Section 4980B of the Code and similar provisions of state Law, (ii) coverage through the end of the month of termination of employment or service, (iii) disability benefits attributable to disabilities occurring at or prior to termination of employment or service, (iv) death benefits when termination occurs upon death, and (v) conversion rights at the sole expense of the converting individual).

(k) There are no pending or, to the Companies’ Knowledge, threatened, Actions relating to a Benefit Plan, nor, to the Companies’ Knowledge, any facts or circumstances that would reasonably be expected to give rise to any such Actions, and no Benefit Plan is the subject of an on-going examination or audit by a Governmental Authority. None of Sinclair or any of the Acquired Subsidiaries has, nor has any fiduciary of any Benefit Plan, received any communication or correspondence from the Department of Labor or the IRS in respect of the failure to comply with the Form 5500 filing requirements, including, but not limited to, any notification in writing of any failure to file a timely and complete annual report under Title I of ERISA or any Department of Labor Notice of Intent to Assess a Penalty, other than any such communication or correspondence the subject of which has been fully resolved.

(l) None of the Companies or their Affiliates have any commitment or obligation or has made any representations to any Employee, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any Labor Agreement (except for amendment and modifications required by Law).

(m) Each Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all relevant times been operated in compliance with, and each Companies has complied in practice and operations with, all applicable requirements of Section 409A of the Code. None of the Companies has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including Section 409A or 4999 of the Code.

Section 3.20 Employment Matters.

(a) Sinclair has provided to Buyer a true, complete and accurate list of all Employees of the Acquired Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and such list sets forth for each individual, the following: (i) name; (ii) job title or position, (iii) full-, part-time, or temporary status; (iv)  date of hire; (v) work location; (vi) annual salary or hourly wage rate (as applicable); (vii) current commission, bonus or any other incentive-based compensation entitlements; (viii) accrued vacation days or other paid time off, (ix) Fair Labor Standards Act exempt or non-exempt classification, (x) leave status, and (xi) employing entity. Sinclair has provided to Buyer a list of all persons who are consultants or independent contractors (“independent contractors”) engaged by the Acquired Subsidiaries as of the date hereof, whether doing business as an entity or not, and sets forth for each the following: (i) name of the independent contractor; (ii) date of engagement or commencement of a contract; (iii) duration of the engagement or contract; and (iv) a copy of the current contract or description of all material terms of the contract. None of Sinclair, Export or PEC has, or has ever had, any employees, consultants or independent contractors.

(b) Each Employee is legally authorized to work in the jurisdiction in which such Employee provides services to the applicable Acquired Subsidiary. To the Companies’ Knowledge, no current or former employee or independent contractor of any Acquired Subsidiary has breached or violated in any material respect any term of any employment agreement, nondisclosure agreement, noncompetition agreement, non-solicitation agreement, restrictive covenant, trade secret, Intellectual Property ownership, or any other similar obligation that he or she owes (in each case, subject to applicable Law), to any of the Companies, or to any third party. In all material respects, all earned compensation, including wages, salaries, wage premiums, commissions, bonuses, incentive compensation, severance and termination payments, fees and other compensation that has come due and payable to all current and former employees and independent contractors of the Acquired Subsidiaries under applicable Law, Contract, or company policy has been paid in full. None of the Acquired Subsidiaries, nor to the Companies’ Knowledge, any employee or agent thereof, have made, directly or indirectly, any written or oral representations to any current or former employee promising or guaranteeing, or otherwise concerning, any employment, offer of employment, or terms and conditions of employment (including salary, wages, employee benefits, or visa sponsorship or renewal) to take effect, be implemented, or commence upon or after the Closing Date.

(c) (i) none of the Companies has been, party to, or bound by, any collective bargaining or other Contract or understanding with any labor organization, works council or labor union (each, a “Labor Agreement”), (ii) no employees of the Acquired Subsidiaries have been represented by any labor union, works council, or other labor organization with respect to their employment with the Acquired Subsidiaries, and (iii) there have been no actual or, to the Companies’ Knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand-billing or other material labor disputes against or affecting any of the Companies. No labor union, works council, other labor organization, or group of employees of any Acquired Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Companies’ Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Companies’ Knowledge, there have been no labor organizing activities with respect to any employees of the Acquired Subsidiaries.

(d) With respect to the transactions contemplated by this Agreement, each of the Companies has satisfied in all material respects any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law, Labor Agreement or other Contract.

(e) Each of the Companies is, and has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), state or federal, employee trainings and notices, workers' compensation, labor relations, employee leave issues, COVID-19, affirmative action, reasonable accommodations, overtime compensation, unemployment insurance, or other employment related matters and there are no pending or threatened proceedings, charges, filings, audits or investigations against any of the Companies by any entity or individual or by or with any Governmental Authority relating to or in connection with the same. No Acquired Subsidiary has failed to properly classify or treat any person as an employee under any applicable Laws. Each Acquired Subsidiaries has fully complied with all material terms of any contract it has with any independent contractors.

(f) To the Companies’ Knowledge, no executive officer, management Employee or group of Employees intends to terminate his, her or their employment with any of the Acquired Subsidiaries.

(g) Each person who currently provides services to any of the Companies as a consultant, independent contractor, leased employee, or other non-employee service provider, or who has previously provided such services is and has been properly classified and treated as such for all applicable purposes, and each of the Companies has fully and accurately reported their compensation on IRS Forms 1099 (or other applicable forms) when required to do so. None of the Companies has any Liability, including any obligations under any Benefit Plan, with respect to any misclassification of an individual performing services for any of the Companies as an independent contractor, consultant, leased employee, or other non-employee service provider rather than as an employee.

(h) Except as set forth in Section 3.20(h) of the Disclosure Schedule, no individuals are currently providing, or have provided during the last three (3) years, services to any of the Companies pursuant to an employee leasing agreement, staffing or other similar arrangement with any third party employee leasing or staffing agency, nor has any of the Companies entered into any arrangement related to such services.

(i) With respect to any allegation of sexual harassment, discrimination, or, to the Companies’ Knowledge, retaliation, that any of the Companies has determined to have potential merit, the applicable Company has conducted thorough and impartial investigations and taken appropriate corrective action that is reasonably calculated to address such conduct and to prevent further improper action. Sinclair does not reasonably expect any material Liabilities with respect to any such allegations and, to the Companies’ Knowledge, there are no allegations relating to officers, directors, independent contractors or employees of any of the Companies that, if known to the public, would or would reasonably be expected to bring any of the Companies into material disrepute.

(j) No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or material reduction in salary or wages affecting employees of any of the Companies has occurred for any reason since March 1, 2020 or is currently contemplated, planned or announced, including, but not limited to, factors such as any relating to COVID-19 or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. Each of the Companies has not otherwise experienced any material employment-related Liability with respect to COVID-19.

(k) Each Acquired Subsidiary maintains, and has at all relevant times maintained, adequate insurance coverage , including employer’s liability coverage and umbrella coverage, as necessary to pay the costs to defend and satisfy any reasonable settlement, demand, judgment, or any other Liability that may be entered in or arise out of any proceedings or claims related to or brought by any employee or independent contractor of such Acquired Subsidiary, and each Acquired Subsidiary has complied with all applicable terms of any such insurance policy for such coverage related to notification, cooperation, and payment of any premiums or applicable deductible such that coverage for any such proceedings or claims would not reasonably be expected to be denied for failure of such Acquired Subsidiary to comply with the terms of any such insurance policies.

Section 3.21 Privacy and Personal Data. Each of the Companies has at all times followed, in all material respects, generally accepted industry practices for the protection of Personal Data and Confidential Information within such Company’s possession, custody, or control against loss, damage, and unauthorized access, use, modification or disclosure. Each of the third parties that have performed services for any of the Companies and that have had access to Personal Data comply, and have at all times complied, with all (i) applicable Laws (including, as applicable, the General Data Protection Regulation (GDPR) (EU) (2016/679), and any other laws relating to data privacy (including Personal Data), security, or protection); (ii) terms of any applicable Contracts to which any of the Companies is bound; (iii) applicable self-regulatory requirements and applicable industry standards, and PCI-DSS, and (iv) the terms of any applicable privacy policies or other written representations concerning the security and the collection, storage, use, transfer and/or other processing of any Personal Data as well as appropriate recovery measures in the event of a security incident with respect thereto ((i) through (iv), collectively, the “Personal Data Requirements”). Each of the third parties that have performed services for any of the Companies and that have had access to Confidential Information comply, and have at all times complied, with all terms of any applicable Contracts to which such Company is bound. Each of the Companies has at all times taken commercially reasonable measures to protect Personal Data or Confidential Information against loss, theft, material unplanned unavailability or alteration, corruption, or unauthorized modification, use, deletion, disclosure, or other Processing activity.

(b) There has been no, and none of the Companies has been required by applicable Law or Contract to or voluntarily elected to give, notice to any customer, supplier, Governmental Authority, employee, or other person of, any actual or alleged, loss or unauthorized use, acquisition, or access, or other processing, or impairment of access, or other Security Incidents, with respect to any Business System, Personal Data in the possession, custody, or control of, or Processed by or on behalf of any of the Companies (including in the possession or custody of any third party or affiliate providing services for any of the Companies), or Intellectual Property Assets, or that is otherwise material to the business of any of the Companies. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not result in a breach or violation of any Personal Data Requirements. There is not and has not been any written complaint to, or any audit, proceeding, inquiry, investigation (formal or informal) or claim against, any of the Companies or any of their customers, affiliates, or service providers (in the case of customers, affiliates, or service providers, to the extent relating to the business of any of the Companies) by any private party, data protection authority, or any other Governmental Authority, foreign or domestic, (i) alleging any violation by such Company of any Personal Data Requirement or (ii) regarding the collection, Processing, storage, transfer, and/or use of Personal Data or any Security Incident.

Section 3.22 Insurance. Sinclair has provided to Buyer true, correct and complete copies of, and Section 3.22 of the Disclosure Schedule sets forth a list of, all current policies or binders of insurance, including fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, employment practices liability, directors and officers liability, errors and omissions liability, vehicular, fiduciary liability and other casualty and property insurance maintained by each of the Companies (collectively, the “Insurance Policies”) and a list of all pending claims and the claims history for each of the Companies since January 1, 2020. There are no claims related to any of the Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Companies or their respective Affiliates have received any written or, to the Companies’ Knowledge, oral notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. None of the Companies is in material breach or default of any such Insurance Policy. None of the Companies has any self-insurance or co-insurance programs.

Section 3.23 Product Liability. None of the Companies has any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by such Company or with respect to any services rendered by such Company. Each product sold or delivered and each service rendered by each of the Companies has been in conformity in all respects with contractual commitments and express and implied warranties and, except as provided in the product warranties provided to customers, none of the Companies has any liability or obligation for replacement thereof. There have been and there are no product recalls or withdrawals or requests for product recalls or withdrawals by any Governmental Authority or by any customer of any of the Companies.

Section 3.24 COVID-19 and COVID-19 Measures.

(a) None of the Companies is subject to (or has received an exclusion from the applicable Governmental Authority) COVID-19 Measures, such that the Acquired Subsidiaries may continue to operate in the Ordinary Course of Business as of the date hereof and the reasonably foreseeable future.

(b) Except as set forth in Section 3.24 of the Disclosure Schedule, none of the Companies has applied for or received any loan or other financial grant pursuant to any COVID-19 Measure, including any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan, or other U.S. Small Business Administration loan. Except as set forth in Section 3.24 of the Disclosure Schedule, any such loan that is set forth in in Section 3.24 has been paid off, forgiven or otherwise discharged in full, and none of the Companies owe any further amounts pursuant to such loans.

Section 3.25 Transactions with Affiliates. Except as set forth in Section 3.25 of the Disclosure Schedule, no officer, director (or equivalent), Affiliate or Member of any of the Companies: (a) owns, directly or indirectly, any interest in or is an officer, director consultant of any Person which is a competitor, lessor, lessee, customer or supplier of any of the Companies; (b) owns, directly or indirectly, in whole or in part, any interest in Owned IP; (c) has any loan outstanding to or cause of action or other claim whatsoever against any of the Companies; (d) has made, on behalf of any of the Companies, any payment or commitment or pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of any of the Companies or relative of any of the foregoing, holds more than two (2%) of the outstanding Equity Securities of such corporation or other Person, or (e) is a party to any Contract with any of the Companies (excluding (i) this Agreement and the Transaction Documents (ii) any employment agreements or other compensation arrangements or (iii) the Organizational Documents of any of the Companies or standard confidentiality agreements). None of the Companies has any express or implied obligation to, or any written or verbal contract or other arrangement with, Falcon Bay Greenfield Management, LLC (“Falcon”). Except for the permits of Falcon as set forth in Section 3.10 of the Disclosure Schedule, Falcon does not hold any assets that are used in the conduct of the Business.

Section 3.26 Brokers. Except as set forth on Section 3.26 of the Disclosure Schedule, no broker, finder, investment banker or other agent is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of any of the Companies or the Members (in the latter case to the extent any of the Companies would be liable following the Closing).

Section 3.27 Environmental Matters.

(a) Each of the Companies is currently and has been in compliance with all Environmental Laws and has not, and the Members have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each of the Companies has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.27(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the Business and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Companies through the Closing Date in accordance with Environmental Laws, and neither Members nor Sinclair is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the Business or the assets currently used in the Business. With respect to any such Environmental Permits, each of the Companies has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither Sinclair nor the Members is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned or, to the Companies’ Knowledge, operated or leased by any of the Companies is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials by any of the Companies in contravention of Environmental Law with respect to the business or assets of such Company or any real property currently or formerly owned, operated or leased by such Company, and none of the Companies or the Members have received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Members or any of its Companies.

(e) There are no active or abandoned aboveground or underground storage tanks on or under real property currently or formerly owned, operated or leased by any of the Companies.

(f) Section 3.27(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of the Companies and any predecessors as to which any of the Companies or the Members may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and none of the Members or any of its Companies has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of the Companies.

(g) None of the Members or any of the Companies have retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) The Members have provided or otherwise made available to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of any of the Companies or any currently or formerly owned, operated or leased real property which are in the possession or control of the Members, any of the Companies related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Neither the Members nor Sinclair is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or assets of the Companies as currently carried out.

Section 3.28 Bank Accounts. Section 3.28 of the Disclosure Schedule sets forth a list of all of the Companies’ bank accounts (designating each authorized signatory and the level of each signatory’s authorization).

Section 3.29 Books and Records. The minute books of each of the Companies have been made available to Buyer, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of each of the Companies contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the applicable Companies.

Section 3.30 Full Disclosure. No representation or warranty by the Members in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV

Representations and Warranties REGARDING THE MEMBERS

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Member represents and warrants to Buyer, individually only with respect to such Member, that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Closing (except, in each case, as to any representations and warranties that specifically relate to an earlier date, and then as of such date), except as set forth in the Disclosure Schedule, the following:

Section 4.1 Ownership. As of immediately prior to the Closing, such Member owns exclusively, beneficially and of record, and has good and valid title to, the Sinclair Interests as set forth opposite such Member’s name on Section 3.5(a) of the Disclosure Schedule, free and clear of any Encumbrance (other than those specified in Sinclair’s Organizational Documents and restrictions pursuant to applicable securities Laws), and such Member does not own, directly or indirectly, any other Equity Securities of Sinclair.

Section 4.2 Authority and Enforceability; No Conflicts.

(a) Such Member has full power, capacity, and authority to execute this Agreement and the Transaction Documents to which such Member is (or will be) a party and to perform such Member’s obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Member and, assuming the due authorization, execution and delivery by each of the other parties hereto other than such Member, this Agreement is the valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, and each of the other Transaction Documents to which such Member is (or will be) a party, when executed by such Member, and assuming the due authorization, execution and delivery by each of the other parties thereto other than such Member, will be the valid and binding obligation of such Member, enforceable against such Member in accordance with its terms except to the extent such enforceability is limited by the Enforceability Exceptions. No other proceeding, consent, approval, vote or other action on the part of such Member is necessary to approve the execution and delivery by such Member of this Agreement or the other Transaction Documents to which such Member is (or will be) a party and consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance by such Member of this Agreement and the other Transaction Documents to which he, she or it is (or will be) a party and the consummation by such Member of the transactions contemplated hereby and thereby do not and will not as of immediately following the Closing (i) violate (with or without the giving of notice or lapse of time, or both) any Law applicable to such Member, any Organizational Documents applicable to such Member or contracts to which such Member is a party, (ii) require any consent, approval or authorization of, declaration, filing, registration or qualification with, exemption or other action by, or notice to, any Person, or (iii) result in the creation of any Encumbrance on any Equity Securities of Sinclair held by such Member, in each case, except as would not materially and adversely affect the consummation of the transactions contemplated by this Agreement.

Section 4.3 Brokers. Except as set forth on Section 4.3 of the Disclosure Schedule, such Member does not and will not as of immediately following the Closing have, directly or indirectly, any Liability for brokers’ or finders’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby that would reasonably be expected to become payable by such Member or Sinclair.

Section 4.4 Legal Actions; Governmental Orders. There is not pending, or, to the knowledge of such Member, threatened any Action: (i) by or against such Member that relates to, or would reasonably be expected to cause a Material Adverse Effect with respect to, the Business of the Companies, or any assets owned or used by the Companies; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, in each case, in any material respect, the transactions contemplated by this Agreement. Such Member is not subject to any Governmental Order that relates to the business of or any assets owned or used by any of the Companies.

Section 4.5 Investor Representations. In connection with the issuance by Buyer of the Buyer Shares to the Members, each Member:

(a) is acquiring the Buyer Shares for its own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act;

(b) understands that (i) Buyer Shares have not been registered under the Securities Act; (ii) the Buyer Shares are being issued pursuant to an exemption from registration, based in part upon the Buyer’s reliance upon the statements and representations made by the Members in this Agreement, and that the Buyer Shares must be held by such Member indefinitely, and that the Member must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (iii) each certificate or book entry representing the Buyer Shares will be endorsed with the following legend until the earlier of (1) the Buyer Shares have been registered for resale by such Member or (2) the date the Buyer Shares are eligible for sale under Rule 144 under the Securities Act:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. UNLESS SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(iv) the Buyer will instruct any transfer agent not to register the transfer of the Buyer Shares (or any portion thereof) until the applicable date set forth in clause (iii) above unless the conditions specified in the foregoing legends are satisfied, or other satisfactory assurances of such nature are given to the Buyer;

(c) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in connection with the transactions contemplated in this Agreement. Such Member has, in connection with its decision to acquire the Buyer Shares, relied only upon the representations and warranties contained herein and the Buyer SEC Documents. Further, such Member has had such opportunity to obtain additional information and to ask questions of, and receive answers from, the Buyer, concerning the terms and conditions of the investment and the business and affairs of the Buyer, as such Member considers necessary in order to form an investment decision;

(d) is an “accredited investor” as such term is defined in Rule 501(a) of the rules and regulations promulgated under the Securities Act; and

(e) is not acquiring the Buyer Shares as a result of any advertisement, article, notice or other communication regarding the Buyer Shares published in any newspaper, magazine or similar media or broadcast over the television or radio or presented at any seminar or any other general solicitation or general advertisement.

Section 4.6 No Investment, Tax or Legal Advice. Each Member understands that nothing in the Buyer SEC Documents, this Agreement, or any other materials presented to such Member in connection with the Members’ acquisition of the Buyer Shares constitutes legal, tax or investment advice. Each Member has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of Buyer Shares.

Section 4.7 Additional Acknowledgment. Each Member acknowledges that it has independently evaluated the merits of the transactions contemplated by this Agreement, that it has independently determined to enter into the transactions contemplated hereby, that it is not relying on any advice from or evaluation by any other person. Each Member acknowledges that it has not taken any actions that would deem the Members to be members of a “group” for purposes of Section 13(d) of the Exchange Act.

Section 4.8 Limited Ownership. The acquisition of the Buyer Shares issuable to the Members at the Closing as provided herein will not result in any Member (individually or together with any other person or entity with whom such Member has identified, or will have identified, itself as part of a “group” in a public filing made with the SEC involving Buyer’s securities) acquiring, or obtaining the right to acquire, in excess of 19.999% of the outstanding shares of Buyer Common Stock or voting power of the Buyer on a post-transaction basis that assumes that the Closing shall have occurred. Each Member does not presently intend to, along or together with others, make a public filing with the SEC to disclose that it has (or that it together with such other persons or entities have) acquired, or obtained the right to acquire, as a result of the Closing (when added to any other securities of the Buyer that it or they then own or have the right to acquire), in excess of 19.999% of the outstanding shares of Buyer Common Stock or the voting power of the Buyer on a post-transaction basis that assumes that the Closing shall have occurred.

Section 4.9 No Short Position. As of the date hereof, and as of the Closing Date, each Member acknowledges and agrees that it does not and will not (between the date hereof and the Closing Date) engage in any short sale of the Buyer’s voting stock or any other type of hedging transaction involving the Buyer’s securities (including, without limitation, depositing shares of the Buyer’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling the Buyer’s securities).

Article V

Representations and Warranties OF Buyer

Buyer represents and warrants to the Members that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing (except as to any representations and warranties that specifically relate to an earlier date, and then as of such date).

Section 5.1 Organization and Authority. Buyer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and has the full corporate power and authority to own, operate or lease its properties and assets and to carry on its business on and after the Closing, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on Buyer, or on the consummation of the transactions contemplated by this Agreement.

Section 5.2 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Members and Sinclair) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by the Enforceability Exceptions. When each Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms except as enforceability is limited by the Enforceability Exceptions.

Section 5.3 Consents of Third Parties. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not as of immediately following the Closing: (a) conflict with or result in a violation or breach of, or default under any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of Law or Governmental Order applicable to Buyer; or (c) except for such filings as may be required under the HSR Act, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract or material Permit to which Buyer is a party or by which Buyer is bound, in each case, except in the case of subclauses (b) and (c) as would not materially and adversely affect the consummation of the transactions contemplated by this Agreement.

Section 5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Buyer that would reasonably be expected to become payable by any of the Members.

Section 5.5 Litigation and Proceedings; Compliance with Laws. There are no Actions, or, to the knowledge of Buyer, investigations, pending before or by any Governmental Authority or, to the knowledge of Buyer, threatened, against Buyer which would reasonably be expected to be material to Buyer or which, if determined adversely to Buyer, would adversely effect in any material respect the ability of Buyer to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Buyer which would reasonably be expected to be material to Buyer or which, if determined adversely to Buyer, would adversely effect in any material respect the ability of Buyer to enter into and perform its obligations under this Agreement. Buyer is and, at all times in the past three (3) years, has been in compliance in all material respects with any and all applicable Laws, Governmental Orders, and agreements with any Governmental Authority to which Buyer or any of its assets or activities are subject.

Section 5.6 Valid Issuance. The Buyer Shares to be issued to Sinclair pursuant to this Agreement, when issued, will be duly authorized and validly issued, fully paid and nonassessable.

Section 5.7 Investment Purpose. Buyer is acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.8 Buyer SEC Documents. Buyer has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2020 through the date hereof (the “Buyer SEC Documents”).  None of the Buyer SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.9 Absence of Certain Developments. Since the date of Buyer’s most recent Quarterly Report on Form 10-Q filed with the SEC, and except as disclosed in any publicly available filings filed or furnished with the SEC by Buyer since the end of the period covered by such Quarterly Report on Form 10-Q, Buyer has conducted its business only in the Ordinary Course of Business.

Article VI

Closing Conditions

Section 6.1 Conditions to Obligation of Buyer.

The obligations of Buyer to consummate the transactions contemplated hereby are subject to satisfaction (or waiver by Buyer) at the Closing of the following conditions:

(a) Each of the representations and warranties of the Members contained in this Agreement shall be true in all material respects as of the date hereof and as of the Closing as though made at and as of the Closing; provided the representations set forth in Section 3.5 (Capitalization; Acquired Subsidiaries) and Section 4.1 (Ownership) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing as though made at and as of the Closing;

(b) Sinclair and the Members shall have performed and complied in all material respects with all of their respective covenants and other agreements hereunder through the Closing;

(c) Sinclair shall have delivered to Buyer a certificate signed by an officer of Sinclair on behalf of Sinclair and the Members, in form and substance reasonably satisfactory to Buyer, to the effect that each of the conditions set forth in Section 6.1(a), Section 6.1(b) and Section 6.1(g) have been satisfied in all respects;

(d) Each of the deliveries contemplated by Section 2.6(a) shall have been made;

(e) No Governmental Authority shall have enacted, issued, or entered any Governmental Order and there is no Law, in either case, which has the effect of making the transactions contemplated by this Agreement illegal, or otherwise prohibits or materially restrains (including post-Closing rescission) the consummation of such transactions;

(f) No Material Adverse Effect concerning any of the Companies shall have occurred;

(g) The filings of Buyer and Sinclair pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any exemptions thereof shall have expired or been terminated; and

(h) This Agreement shall not have been terminated in accordance with Article IX.

Section 6.2 Conditions to Obligations of the Members and Sinclair. The obligations of the Members and Sinclair to consummate the transactions contemplated hereby are subject to satisfaction (or waiver by Sinclair) at the Closing of the following conditions:

(a) Each of the representations and warranties of Buyer contained in this Agreement shall be true in all material respects;

(b) Buyer shall have performed and complied in all material respects with all of its covenants and other agreements hereunder through the Closing;

(c) Buyer shall have delivered to Sinclair a certificate signed by an officer of Buyer on behalf of Buyer to the effect that each of the conditions specified in Section 6.2(a) and Section 6.2(b) are satisfied in all respects;

(d) Each of the deliveries contemplated by Section 2.6(b) shall have been made;

(e) The filings of Buyer and Sinclair pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any exemptions thereof shall have expired or been terminated; and

(f) No Governmental Authority shall have enacted, issued, or entered any Governmental Order and there is no Law, in each case, which has the effect of making the transactions contemplated by this Agreement illegal, or otherwise prohibits or materially restrains (including post-Closing rescission) the consummation of such transactions.

(g) No Material Adverse Effect concerning Buyer shall have occurred.

(h) Buyer Common Stock shall remain listed on the NASDAQ Capital Market.

(i) Buyer shall be subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act, and Buyer shall have timely filed all reports required thereunder during the period following the date of this Agreement and prior to Closing.

Article VII
COVENANTS; OTHER AGREEMENTS

Section 7.1 Operation of the Business Prior to Closing. Except as expressly contemplated in this Agreement, or as otherwise consented to previously in writing by Buyer, from the date hereof through the Closing, Sinclair and the Members covenant and agree not to, and Sinclair agrees to cause each of the other Companies not to:

(a) conduct the business of each of the Companies other than in the Ordinary Course of Business;

(b) take any action that, if taken after the Latest Balance Sheet Date, would have been required to be disclosed in Section 3.8 of the Disclosure Schedule;

(c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of (i) any Equity Securities, (ii) any securities convertible into Equity Securities, or (iii) any rights, warrants, calls, subscriptions or options to acquire Equity Securities;

(d) amend any of the Organizational Documents of any of the Companies;

(e) allow any insurance policies to lapse without renewal or replacement on commercially reasonable terms;

(f) enter into any Contract with any Affiliate;

(g) take or omit to take any action that has or would reasonably be expected to have the effect of accelerating revenues to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods, delay or postpone the payment of any accounts payable, or accelerate the collection of or discount any Accounts Receivable, in each case, other than in the Ordinary Course of Business;

(h) make any investment in or purchase all or any significant portion of the property, equity or assets of any other Person;

(i) sell, lease, grant, license, sublicense or otherwise transfer, assign or dispose of, or abandon, subject to any Encumbrance (other than a Permitted Encumbrance) or let lapse or expire, any assets or properties of any of the Companies (including Permits) (other than (x) immaterial tangible assets and immaterial Intellectual Property Assets in the Ordinary Course of Business, (y) the expiration of any Intellectual Property Registration in accordance with its maximum statutory term or because the subject Intellectual Property is both not material and not used and the Intellectual Property Registration therefor may not be maintained or (z) the sale or disposition inventory or obsolete tangible assets in the Ordinary Course of Business), or disclose any Trade Secrets that are Owned IP (other than pursuant to a written confidentiality agreement entered into in the Ordinary Course of Business with reasonable protections of, and preserving all rights of the Companies with respect to, such Trade Secrets);

(j) incur any Indebtedness other than in the Ordinary Course of Business;

(k) enter into, modify, amend or terminate any Material Contract, without the consent of Buyer;

(l) declare or pay any dividends or make distributions on or in respect of any of the capital stock or other equity interests of any of the Companies, or redemption, purchase or acquisition of the capital stock or equity securities of any of the Companies; or

(m) commit, agree to or enter any Contract to do any of the foregoing or any action or omission that would result in any of the foregoing.

Section 7.2 Filings and Authorizations. Each of Buyer and Sinclair will, as soon as practicable, deliver any notices to, make any filings with, and use their respective commercially reasonable efforts to obtain as promptly as possible all consents, approvals and authorizations of any governmental entities that are necessary to consummate and make effective the transactions contemplated hereby.

(a) In furtherance of the foregoing, Buyer and Sinclair shall each cooperate with the other to prepare and file, or cause to be prepared and filed, as soon as reasonably practicable after the date hereof, any filings, notices, petitions, statements, submissions of information, applications or other documents required with respect to the transactions contemplated hereby (including those under the HSR Act) that are necessary to obtain any consent from any governmental entity (collectively, the “Governmental Filings”).

(b) All filing and related fees incurred in connection with the Governmental Filings shall be split evenly by the Parties.

(c) Buyer and Company shall, to the extent permitted by Law, provide prompt notice to the other of any material communication (whether written or oral) received by it from any governmental entity with respect to any of the Governmental Filings or the subject matter thereof (and if such communication is in writing, provide a copy to the other party), reasonably consult with Sinclair, in the case of Buyer, or Buyer, in the case of Sinclair, prior to providing any additional material information to or otherwise conducting any material communications (whether in written or oral form) with any governmental entity with respect to any of the Governmental Filings or the subject matter thereof, and consider the reasonable comments of Sinclair, in the case of Buyer, or Buyer, in the case of Sinclair, in connection with providing any additional material information to or otherwise conducting any material communications (whether in written or oral form) with any governmental entity with respect to any of the Governmental Filings or the subject matter thereof. Each of Buyer and Sinclair shall have the right to have a representative attend and participate in any meeting with any governmental entity concerning any of the Governmental Filings or the subject matter thereof.

(d) Notwithstanding the foregoing, nothing in this Section 7.2 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, any of the Acquired Subsidiaries or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the Buyer or the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 7.3 Further Assurances. Following the Closing, each Party shall, from time to time, at the reasonable request of any other Party (at the sole cost or expense of the requesting Party), do and perform, or cause to be done and performed, all further acts and things and shall execute and deliver all further agreements, certificates, instruments and documents as may be reasonably necessary in order to carry out the intent and accomplish the purpose of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby.

Section 7.4 Reasonable Access. From the date of this Agreement until the Closing or the earlier termination of this Agreement, Sinclair shall afford Buyer, its officers and representatives reasonable access, during normal business hours and upon prior notice, to the facilities, and books and records of each of the Companies, in order that Buyer may have an opportunity to investigate (as Buyer deems necessary) the Companies and the operation of the Business. Each of the Companies shall afford Buyer (and Buyer’s representatives) reasonable access to such Company’s customers, vendors, and appropriate employees only upon prior written consent of Sinclair (such consent not to unreasonably be withheld or delayed) at a mutually agreeable time and date and Company may require such access be supervised by key personnel of the applicable Company.

Section 7.5 Waiver and Release. Effective as of the Closing, each Member, on behalf of such Member and such Member’s Affiliates, successors and assigns (collectively, the “Related Parties”), irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits and discharges each of the Acquired Subsidiaries and their respective Affiliates, owners, directors, managers, officers, employees, agents and other representatives, and their respective heirs, executors, administrators, successors and assigns (collectively, the “Released Persons”), with respect to, each and all Actions, Liabilities, indebtedness, sums of money, covenants, Contracts (express or implied), controversies, promises, fees, expenses (including attorneys’ fees, costs and expenses), damages and judgments, at law or in equity, in contract or tort, in the United States, state, foreign or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, then existing, in each case which arise out of, are based upon, relate to or are connected with facts or events occurring or in existence on or prior to the Effective Time relating to or in connection with (x) any Member’s ownership, directly or indirectly, of any equity interests in any of the Companies or (y) any Member’s management, officer and/or employment position(s) with any of the Companies (“Released Claims”). Each Member further represents and warrants that such Member has not assigned or otherwise transferred any right or interest in or to any of the Released Claims. Each Member further acknowledges that such Member is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Each Member hereby expressly waives, surrenders and agrees to forego any protection to which such Member would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. Each Member further acknowledges and agrees that this release and discharge provided pursuant to this Section 7.5 will be governed by and enforced and interpreted in accordance with the Laws of the State of Delaware, that if any portion of this release is held invalid by the final judgment of any Governmental Authority, the remaining provisions of this release will remain in full force and effect as if such invalid provision had not been included in this release.

Thus, and for the purpose of implementing a full and complete release and discharge with respect to the Released Claims, each Member expressly acknowledges that this release is intended to include in its effect all Actions and Liabilities in respect of a Released Claim which each Member does not know of or suspect to exist in their favor at the time of signing this release, and that this release contemplates the release of any such Actions or Liabilities. In no event shall any of the Acquired Subsidiaries, Buyer or their respective Affiliates have any Liability whatsoever to any Member for any breaches of the representations, warranties, agreements or covenants of any Member or Sinclair hereunder, and in no event may any Member seek contribution or indemnification from any of the Acquired Subsidiaries, Buyer or their respective Affiliates in respect of any such breach.

Notwithstanding the foregoing, no Member or any Related Party releases any claim of such Member or any other Related Party with respect to (i) any obligation of Sinclair or any right of the Members under Organizational Documents of Sinclair, (ii) any obligation of any Released Person (including, but not limited to the Acquired Subsidiaries after the Closing) pursuant to this Agreement or any other Transaction Document; (iii) any rights of such Member (or any other Related Party) under this Agreement and any other Transaction Document; (iv) any rights of such Member (or any Related Party) as a director, employee or officer of the Acquired Subsidiaries for any unpaid compensation or benefits earned in the Ordinary Course of Business of the Acquired Subsidiaries, any rights to reimbursement for Ordinary Course of Business expenses or the rights to continue to participate in the Acquired Subsidiaries’ benefits, if applicable; (v) any Fraud by any Released Person, and (v) any right to indemnification from Sinclair for acts conducted on behalf of Sinclair or the Companies by the Member as a managing member, manager, director or officer of the Company or the Subsidiaries as provided under the Organizational Documents of Sinclair.

Section 7.6 Confidentiality, Non-Competition and Non-Solicitation.

(a) From and after the Closing, Sinclair and each Member shall, and shall cause their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Companies, except to the extent that such Member can show that such information (a) is generally available to and known by the public through no fault of Members, any of their Affiliates or their respective representatives; or (b) is lawfully acquired by such Member, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Member or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Member shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Member is advised by its counsel in writing is legally required to be disclosed, provided that such Member shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each of Nicholas Tennant, Julie Kearney, Lee Kearney, and Mary Babitz (“Key Employee Members”) shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any of the Acquired Subsidiaries and customers or suppliers of the Acquired Subsidiaries. Notwithstanding the foregoing, any Key Employee Member may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Key Employee Member is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(c) During the Restricted Period, each Key Employee Member shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Acquired Subsidiaries, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 7.6(c) shall prevent any Key Employee Member or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Acquired Subsidiaries or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(d) During the Restricted Period, each Key Employee Member shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any Acquired Subsidiary or potential clients or customers of any Acquired Subsidiary for purposes of diverting their business or services from such Acquired Subsidiary.

(e) Each Member acknowledges that a breach or threatened breach of this Section 7.6 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Member of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f) Each Member acknowledges that the restrictions contained in this Section 7.6 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(g) For purposes of this Section 7.6 only, the term “Business” shall specifically exclude any non-cannabis, non-hemp products or services such as life sciences, air and space, or pharmaceuticals. The following members and activities are also specifically excluded from this Section 7.6: (i) Dan Sheldon will continue to be the CEO and operate Sheldon Manufacturing; (ii) Jim Dawson will continue to be the CEO of and operate Heidolph NA, and (iii) Lee Kearney will continue to be the general manager of and permitted to manage and operate AGI North America, nor shall this Section 7.6 prohibit such Key Employees from expanding their roles or receiving and/or holding ownership or other equity compensation from their respective companies.

(h) Buyer acknowledge that Jim Abbott is an employee of Cascade and an employee of AGI North America. Nothing herein prohibit AGI North America from continuing to employ Jim Abbott or from expanding Jim Abott’s role at AGI North America.

Section 7.7 Acquisition Proposal. From the date hereof until the earlier of the Closing or earlier termination of this Agreement in accordance with its terms, the Members shall not, and shall not authorize, and shall cause Sinclair, the Acquired Subsidiaries, its Affiliates and each of their respective directors, managers, officers, employees and representatives not to, directly or indirectly, (a) solicit, initiate, encourage or otherwise entertain any inquiries, proposals or offers from, any person (other than Buyer or one of its Affiliates) relating to any transaction or series of related transactions involving (i) a merger, consolidation, share exchange, conversion, recapitalization, refinancing, liquidation or acquisition of any of the Companies, (ii) a sale of any assets of any of the Companies, (iii) a direct or indirect acquisition or purchase of any capital stock or other Equity Securities of any of the Companies, or (iv) any similar transaction or business combination involving any of the Companies (each of the above, an “Alternative Transaction”); (b) participate in any discussions or negotiations with, provide any information to, or enter into any agreement with any person (other than Buyer or one of its Affiliates) in connection with an Alternative Transaction; or (c) accept any proposal or offer from any person (other than Buyer or one of its Affiliates) relating to an Alternative Transaction. Sinclair will promptly notify Buyer if any of the Members, any of the Companies or any of their respective Affiliates receives any such inquiries, proposals or offers and provide Buyer with a copy of any written correspondence, proposals or offers and, in the case of any such oral inquiries, proposals or offers, a summary of the material terms thereof.

Section 7.8 Consents. For a period of six (6) months after the Closing, if any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which any of the Acquired Subsidiaries is a party is not obtained prior to the Closing, Sinclair and the Members shall, subsequent to the Closing, reasonably cooperate with Buyer and the Acquired Subsidiaries in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

Section 7.9 Notice of Certain Events. From the date hereof until the earlier of the Closing or earlier termination of this Agreement in accordance with its terms, Sinclair shall promptly notify Buyer in writing of: (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Members hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Actions commenced or, to the Companies’ Knowledge, threatened against, relating to or involving or otherwise affecting any Member or any of the Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.9 or that relates to the consummation of the transactions contemplated by this Agreement.

Section 7.10 Lock-Up Restrictions.

(a) As a material inducement to each of the parties to enter into this Agreement and to consummate the transactions contemplated hereby, Sinclair and, to the extent the Buyer Shares are distributed by Sinclair to the Members, each Member, hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Buyer, Sinclair and each such Member will not:

(i) with respect to fifty percent (50%) of the Buyer Shares received by Sinclair or such Member hereunder, Transfer any such Buyer Shares during the period commencing on the Closing Date and ending on the date that is six (6) months after the Closing Date;

(ii) with respect to the remaining fifty percent (50%) of the Buyer Shares received by Sinclair or such Member hereunder, Transfer any such Buyer Shares during the period commencing on the Closing Date and ending on the date that is twelve (12) months after the Closing Date; or

(iii) at any time following the twelve (12) month anniversary of the Closing Date, Transfer any Buyer Shares received by Sinclair or such Member hereunder to the extent that, together with any other Transfers of Buyer Shares made by Sinclair or such Member during the preceding ninety (90) calendar days, Sinclair or such Member would have Transferred more than 25% of the Buyer Shares received by Sinclair such Member hereunder during such period.

For purposes of this Section 7.10, “Transfer” shall mean, with respect to Buyer Shares, any offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, such Buyer Shares, or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition, or entering into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such Member’s Buyer Shares.

(b) The restrictions and obligations set forth in this Section 7.10 shall not apply to Transfers of Buyer Shares:

(i) if such Member is a natural person, (1) to any person related to such Member by blood or adoption who is an immediate family member of such Member, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of such Member or any of such Member’s Family Members, (2) to such Member’s estate, following the death of such Member, by will, other testamentary document, intestacy or other operation of law, (3) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, or (4) for bona fide financial and estate planning purposes, including to any trust for the direct or indirect benefit of such Member or Family Member of such Member; or

(ii) if such Member is a trust, to any grantors or beneficiaries, or the estate of any such beneficiary, of the trust;

provided that, in the case of any Transfer by a Member pursuant to this Section 7.10(b), such Transfer is not for value and each donee, heir, beneficiary or other transferee or distribute shall sign and deliver to Buyer a lock-up agreement with respect to the Buyer Shares that have been so Transferred or distributed that is consistent with the terms of this Section 7.10.

(c) Any attempted Transfer in violation of this Section 7.10 will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Section 7.10, and will not be recorded on the share register of Buyer. In furtherance of the foregoing, Sinclair and each Member agrees that Buyer and any duly appointed transfer agent for the registration and transfer of the Buyer Shares are hereby authorized to decline to make any Transfer of Buyer Shares if such Transfer would constitute a violation or breach of this Section 7.10.

Section 7.11 Merger Sub. Prior to the Closing, Buyer shall duly form Merger Sub as a limited liability company in Michigan, and shall cause Merger Sub to accede to this Agreement by executing a joinder hereto. Merger Sub shall be a direct wholly-owned subsidiary of Buyer and shall be a disregarded entity for Tax purposes.

Section 7.12 Transferred Assets. Prior to the Closing, Sinclair shall cause PEC to sell, assign, convey and/or transfer all of the Transferred Assets to Precision. At the Closing, neither PEC nor Export shall hold any asset or Liability or be a party to any contractual rights or obligations.

Section 7.13 R&W Insurance Policy. Within forty-five (45) calendar days following the Closing, Sinclair may, at its option, use its commercially reasonable efforts to obtain and bind a buyer-side R&W Insurance Policy on terms and conditions satisfactory to Buyer. The R&W Insurance Policy must fully insure Buyer for all representations and warranties made by Sinclair and/or the Members herein with an aggregate coverage limit of at least $10,000,000, provided that for the avoidance of doubt, obtaining and binding an R&W Insurance Policy shall not relieve the Members of any indemnification obligations (i) with respect to breaches of Fundamental Representations of Sinclair or the Members, or (ii) pursuant to Section 10.2(a)(ii), Section 10.2(a)(iii), Section 10.2(a)(iv) and/or Section 10.2(a)(v). Sinclair shall pay, or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, retention amount and other fees and expenses of such policy. Additionally, Sinclair shall reimburse any legal, accounting or consulting fees reasonably incurred by Buyer in connection its assistance in obtaining an R&W Insurance Policy, up to an aggregate amount of $50,000. Notwithstanding the foregoing, for the avoidance of doubt, the Parties acknowledge and agree that obtaining the R&W Insurance Policy is not a condition to the Closing, and that failure to obtain an R&W Insurance Policy shall not in any way limit any indemnification obligations pursuant to Article X. In the event that an R&W Insurance Policy is obtained and bound within forty-five (45) calendar days following the Closing, Buyer and Sinclair shall (A) within five (5) Business Days following the date when the Aggregate True-Up Payment is made pursuant to Section 2.7, issue all remaining Holdback Buyer Shares to the Members in accordance with their respective Pro Rata Portions, and (B) deliver joint written instructions to the Escrow Agent authorizing the release from the Indemnity Escrow Account and distribution to the Members in accordance with their respective Pro Rata Portions an amount equal to the remainder of (i) the then-remaining funds in the Indemnity Escrow Account, minus (ii) the amount of the applicable retention under such R&W Insurance Policy, to be used for purposes of paying such retention amount in accordance with such R&W Insurance Policy, minus (iii) the aggregate amount of all indemnity claims made by the Buyer Indemnified Parties in accordance with the terms hereof that remain unresolved as of date when the R&W Insurance Policy is obtained and bound, minus (iv) an amount to be determined in good faith by Buyer equal to the amount of potential Losses for which the Members are required to provide indemnification pursuant to Section 10.2(a) but that are excluded from coverage under the R&W Insurance Policy. The amount retained in the Indemnity Escrow Account pursuant to the foregoing clause (ii) shall remain in such account through the Indemnity Escrow Release Date and released pursuant to Section 2.8(d).

Section 7.14 Post-Closing Support. Buyer shall have sole discretion with regard to all matters relating to the operation of the Company following Closing; provided, however, that between Closing and December 31, 2021, subject to the terms of this Agreement, Buyer shall not, directly or indirectly, take any actions in bad faith that have the primary purpose of causing the Companies to not operate in the Ordinary Course of Business or of deferring, delaying or impairing Eligible Net Revenues.

Section 7.15 Sinclair. Neither the Members nor Sinclair shall dissolve or permit the dissolution or liquidation of Sinclair during the 24 month period after Closing, without the consent of Buyer, which shall not be unreasonably withheld.

Article VIII

TAX MATTERS

Section 8.1 Preparation of Tax Returns.

(a) Sinclair shall prepare or cause to be prepared, and file or cause to be filed, at Sinclair’s sole cost and expense, all Tax Returns of Sinclair and each of the other Companies for all Pre-Closing Tax Periods that are not Straddle Periods. All such returns shall be true, correct and complete and accurately set forth all items to the extent required to be reflected or included in such returns by applicable law. All such returns shall be prepared on a basis that is consistent with the manner in which Sinclair and the other Companies prepared or filed such Tax Returns for prior periods and this Agreement, except to the extent not permitted under applicable Law. The Members shall provide copies of each such Tax Return to Buyer for its review and comment at least thirty (30) days prior to the applicable filing deadline and shall make any changes reasonably requested by Buyer with respect thereto. Sinclair shall arrange for the filing of such Tax Returns. The Members shall timely pay or cause to be timely paid all Taxes due pursuant to such Tax Returns.

(b) Buyer shall prepare and file all Tax Returns of the Acquired Subsidiaries for Pre-Closing Tax Periods and Straddle Periods which are not described in Section 8.1(a) and are filed after the Closing Date. To the extent necessary, the Members and Sinclair shall cooperate with Buyer in timely filing each Tax Return prepared pursuant to this Section 8.1(b). All such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with the prior practice of the Acquired Subsidiaries to the extent in compliance with applicable Law. Buyer shall deliver or cause to be delivered drafts of all such Tax Returns to Sinclair for its review at least thirty (30) days prior to the Due Date of any such Tax Return, and shall consider in good faith all reasonable comments provided by Sinclair with respect thereto. No later than five (5) Business Days prior to the due date (including extensions) for filing any Tax Returns pursuant to this Section 8.1(b), the Members shall pay, or cause to be paid, to Buyer or its designee all Taxes of the Acquired Subsidiaries shown as due and payable on such Tax Returns, subject to application of Section 8.2.

Section 8.2 Straddle Periods. Whenever it is necessary to determine the liability for Taxes for a Straddle Period relating to:

(a) Periodic Taxes of any of the Acquired Subsidiaries, the determination of the Taxes of such Acquired Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand; and

(b) Taxes of any of the Acquired Subsidiaries not described in Section 8.2(a) (such as (A) Taxes based on the income or receipts of the Members of any of the Acquired Subsidiaries for a Straddle Period, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes) for a Straddle Period, other than Transfer Taxes described in Section 8.5, and (C) withholding and employment Taxes relating to a Straddle Period), the determination of the Taxes of the Members of the Acquired Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two (2) taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Acquired Subsidiaries for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Subsidiaries were closed at the close of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Sinclair holds a beneficial interest shall be deemed to terminate at such time).

Section 8.3 Cooperation; Procedures Relating to Tax Claims. Subject to the other provisions of this Section 8.3, Buyer and the Members shall cooperate fully, as and to the extent reasonably requested by the other, in connection with (i) the filing of Tax Returns, (ii) any Action with respect to Taxes and Tax Returns and (iii) the preparation of any financial statements to the extent related to Taxes. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the party requesting assistance shall pay the reasonable out-of-pocket fees and expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.

Section 8.4 Tax Contests.

(a) Buyer shall deliver a notice to Sinclair in writing promptly following any Action with respect to any income Tax Return of any of the Acquired Subsidiaries related to any Pre-Closing Tax Period or Straddle Period or Taxes of any of the Acquired Subsidiaries related to any Pre-Closing Tax Period and Straddle Period for which the Members may reasonably expect to be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Tax Contest and the nature of the relief sought, if any (the “Tax Claim Notice”); provided, however, that the failure or delay to so notify Sinclair shall not relieve the Members of any obligation or liability that the Members may have to Buyer.

(b) Buyer shall control any Tax Contest; provided, however, that (A) Sinclair, at its sole cost and expense, shall have the right to participate in any such Tax Contest to the extent it relates to a Pre-Closing Tax Period or Straddle Period; (B) Buyer shall not allow any of the Acquired Subsidiaries to settle or otherwise resolve any Tax Contest if such settlement or other resolution relates solely to Taxes for a Pre-Closing Tax Period without the consent of Sinclair (which shall not be unreasonably withheld, delayed or conditioned) and (C) Buyer shall not amend any filed Tax Return for any Pre-Closing Tax Period or file or caused to be filed any amended Tax Return for any Pre-Closing Tax Period without the consent of Sinclair (which shall not be unreasonably withheld, delayed or conditioned).

Section 8.5 Transfer Taxes. All transfer, documentary, sales, use, gains, stamp, registration, value added and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties, interest and additions to Tax) incurred in connection with or as a result of the transactions contemplated by this Agreement (including the purchase and sale of any of the Companies and any deemed transfers of the Companies or the assets of any of the Companies) (“Transfer Taxes”) shall be borne by the Members. Buyer shall, and the Members shall cooperate with Buyer to, timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes required by applicable Law.

Section 8.6 Tax Treatment of Cascade Purchase; Purchase Price Allocation.

(a) For U.S. federal income Tax purposes (and any similar provision of state and local law), the Parties hereto agree that Buyer shall be treated as acquiring the assets of Cascade for cash and other taxable consideration from Sinclair in a transaction governed by Code Section 1001. Buyer and Sinclair agree to allocate the final Closing Cash Amount allocable to the purchase of the Purchased Interests (together with any Aggregate True-Up Payment and other amounts required to be taken into account under Section 1060 of the Code) (“Allocable Amount”) consistent with the allocation methodology as provided on Schedule 8.6 hereto (“Allocation Methodology”). Within one hundred eighty (180) days after the Closing Date, Buyer shall prepare a schedule of its proposed allocations of the Allocable Amount among the assets of Cascade consistent with the Allocation Methodology (the “Allocation Schedule”) and shall deliver such Allocation Schedule to Sinclair for its review and approval. Buyer shall consider all reasonable comments provided by Sinclair in good faith.

(b) Within the Dispute Period (as defined in Section 2.7), Sinclair shall be required to notify Buyer in writing and with reasonable specificity (the “Tax Allocation Dispute Notice”) of any disputed items with respect to the Allocation Schedule. Upon receipt of the Tax Allocation Dispute Notice and for the Resolution Period (as defined in Section 2.7), Buyer shall negotiate with Sinclair in good faith to resolve such disputed items; provided, however, in the event that Buyer and Sinclair are unable to resolve any such disputed items within the Resolution Period, the determination of any such unresolved disputed items with respect to the Allocation Schedule shall be made by a mutually acceptable independent accounting firm of regional or national standing (the “Tax Arbitrator”). The Tax Arbitrator shall act as an independent arbitrator to determine within thirty (30) days of its engagement, based solely on the presentations by Sinclair and Buyer and not by independent review, only those issues that remain in dispute from the Dispute Notice. The basis of the Tax Arbitrator’s determination must be based solely on the Allocation Methodology and other applicable provisions of this Agreement. Upon final determination of all disputed items, the Tax Arbitrator shall issue a report showing such final determination with respect to any disputed items. Absent fraud or manifest error, the determination of the Tax Arbitrator shall be final, binding and conclusive on the parties. The fees and expenses of the Tax Arbitrator shall be borne equally by the Members (on the one hand) and Buyer (on the other hand). The agreed-upon Allocation Schedule, taking into account any items finally determined by the Tax Arbitrator, shall become the “Allocation” for purposes of this Agreement.

(c) Buyer and Members each agree that: (i) they shall file (or shall cause to be filed) all Tax Returns and forms consistent with the Allocation and each shall provide copies to the other party of its Internal Revenue Form 8594; (ii) in the event that any Governmental Authority disputes the Allocation, Members or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute, and shall cooperate in good faith to preserve the effectiveness of the Allocation, to the extent consistent with the law and final decisions of such Governmental Authority (provided, however, that nothing herein shall require a party to contest the decision of a Governmental Authority in court proceedings or to appeal a court ruling to a court of higher instance); (iii) any subsequent adjustments to the Closing Cash Amount allocable to the purchase of the Purchased Interests shall be treated in a manner consistent with the Allocation (and the parties shall notify each other and cooperate in reflecting such adjustment) and (iv) Buyer, Sinclair and Members and their respective representatives and Affiliates shall cooperate with each other in preparing any Tax filings or other forms required to be filed in connection with the transactions hereunder.

Section 8.7 Certain Actions. Except as otherwise provided in this Article VIII, without the prior written consent of Sinclair (with such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any Person to, (i) amend any Tax Return of any Acquired Subsidiary for any Pre-Closing Tax Period, (ii) voluntarily approach any Governmental Authority regarding any Tax Return of any Acquired Subsidiary for any Pre-Closing Tax Period, or (iii) make any Tax election for any Acquired Subsidiary with an effect to any Pre-Closing Tax Period, in each case, to the extent such action would result in the imposition of additional Taxes on the Members or result in any indemnification obligations of the Members hereunder.

Section 8.8 Treatment of Merger. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Merger Position”). The parties agree: (i) they shall file (or shall cause to be filed) all Tax Returns and forms consistent with the Merger Position; (ii) in the event that any Governmental Authority disputes the Merger Position, Members or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute, and shall cooperate in good faith to preserve the effectiveness of the Merger Position, to the extent consistent with the law and final decisions of such Governmental Authority (provided, however, that nothing herein shall require a party to contest the decision of a Governmental Authority in court proceedings or to appeal a court ruling to a court of higher instance); (iii) any subsequent adjustments to the Closing Cash Amount allocable to the purchase of the Cascade Interests shall be treated in a manner consistent with the Allocation (and the parties shall notify each other and cooperate in reflecting such adjustment); and (iv) Buyer, Sinclair and Members and their respective representatives and Affiliates shall cooperate with each other in preparing any Tax filings or other forms required to be filed in connection with the transactions hereunder.

Notwithstanding the foregoing, Buyer makes no representations or warranties to Sinclair or to any Member regarding the Tax treatment of the Merger. Sinclair and each Member acknowledges that Sinclair and the Members are relying solely on their own Tax advisors in connection with Merger and waive, release, hold harmless and indemnify Buyer, severally based on their respective Pro Rata Portion, from any Taxes or Losses incurred by or imposed upon Sinclair and/or any Member arising from or relating to the Merger Position. Sinclair and the Members shall indemnify Buyer for any professional fees reasonably incurred by Buyer in the event that any Governmental Authority disputes the Merger Position in an aggregate amount of up to $150,000.

Article IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent duly executed by Sinclair and Buyer;

(b) by Buyer (on the one hand) or Sinclair (on the other hand), upon written notice to the other, if any Governmental Authority shall have enacted, issued, or entered any final and non-appealable Governmental Order which has the effect of making the transactions contemplated by this Agreement illegal, or otherwise prohibits the consummation of such transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available (x) to Buyer if Buyer’s breach of its obligations under this Agreement has been the principal cause of, or principally resulted in, the issuance of such Governmental Order or (y) to Sinclair if any Member’s or Sinclair’s respective breach of its respective obligations under this Agreement has been the principal cause of, or principally resulted in, the issuance of such Governmental Order;

(c) by Buyer (on the one hand) or Sinclair (on the other hand), upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or prior to October 10, 2021 (the “Outside Date”); provided, however, that no Person shall be entitled to terminate this Agreement pursuant to this Section 9.1(c) if such failure of consummation shall be primarily due to the failure of the Party seeking such termination to perform, observe, or comply with the representations, warranties, covenants and agreements hereof to be performed observed, or complied with by such Party;

(d) by Sinclair, if (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 6.2(b) would not be satisfied, or (ii) there exists a breach of or inaccuracy, in any material respect, in any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such failure to perform or breach or inaccuracy is not cured within thirty (30) days after receipt of written notice thereof from Sinclair or is incapable of being cured by Buyer by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to Sinclair if Sinclair or any Member is then in material breach of this Agreement; or

(e) by Buyer, if (i) any Member or Sinclair has breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 6.1(b) would not be satisfied, or (ii) there exists a breach of or inaccuracy, in any material respect, in any representation or warranty of Sinclair or any Member contained in this Agreement such that the closing condition set forth in Section 6.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such failure to perform or breach or inaccuracy is not cured within thirty (30) days after receipt of written notice thereof from Buyer or is incapable of being cured by Sinclair or the Members (as applicable) by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to Buyer if Buyer is then in material breach of this Agreement.

Section 9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement will become void and have no further force or effect, other than the provisions of this Section 9.2 and Article X (to the extent applicable) which will each survive any termination of this Agreement; provided, however, that nothing herein will relieve any Party from any Liability for any Fraud or breach of this Agreement by such Party occurring prior to such termination. A Party’s right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such Party may have.

Article X

INDEMNIFICATION

Section 10.1 Survival. Subject to the limitations and other provisions of this Agreement, indemnification claims for breaches of the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that indemnification claims (a) for breaches of the Fundamental Representations, and (b) in respect of any of the matters identified on Section 10.2(a)(v) of the Disclosure Schedules shall, in each case, shall survive the Closing and shall remain in full force and effect for the duration of any applicable statute of limitations. The covenants and obligations of the Parties shall survive the Closing in accordance with their terms and, if no term is specified herein, shall survive indefinitely. Notwithstanding the foregoing, if an Indemnified Party delivers written notice to an Indemnifying Party of a bona fide indemnification claim on or before the expiration date of the applicable survival period, any such claim, and the representations and warranties, or covenants or obligations, as applicable, on which such claim is based, shall survive (solely for purposes of such claim) until such claim is finally resolved or judicially determined in accordance with the terms hereof. Notwithstanding any other provision of this Agreement, it is the intention of the Parties that the foregoing survival periods and termination dates supersede any statute of limitations applicable to such matter.

Section 10.2 Indemnification.

(a) Subject to the terms and conditions of this Section 10.2, the Members shall, on a several but not joint basis in accordance with their respective Pro Rata Portions, indemnify and hold harmless Buyer and each of its Affiliates (including, following the Closing, Sinclair) and their respective directors, officers, employees, owners, equity holders, representatives, employees, managers and agents and each of their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) against and will pay, compensate or reimburse the Buyer Indemnified Parties for (regardless of whether or not relating to a third party claim), any and all Losses any of the Buyer Indemnified Parties may suffer, sustain or become subject to as a result of or arising out of: (i) any breach or misrepresentation of any representation or warranty of Sinclair or the Members contained in this Agreement or in any certificate delivered in connection herewith; (ii) any breach of any covenant, agreement, or obligation of any Member or, to the extent required to be performed at or prior to the Closing, Sinclair, in each case in this Agreement; (iii) any Transaction Expenses or Indebtedness of any of the Companies outstanding as of the Closing to the extent not deducted from the Closing Cash Payment pursuant to Section 2.5(a); (iv) any and all Pre-Closing Taxes, or (v) any of the matters identified on Section 10.2(a)(v) of the Disclosure Schedules.

(b) Subject to the terms and conditions of this Section 10.2, Buyer shall indemnify and hold harmless the Members and their Affiliates and their respective directors, managers, officers, employees, owners, partners, and representatives (the “Member Indemnified Parties”) against all Losses any of such Member Indemnified Parties may suffer, sustain or become subject to as a result of or arising out of: (i) any breach or misrepresentation of any representation or warranty of Buyer contained in this Agreement: or (ii) any breach of any covenant, agreement, or obligation of Buyer contained in this Agreement.

(c) Except as otherwise expressly provided in this Agreement, the Liability of the Parties under this Article X shall be limited as follows:

(i) The Members shall have no liability with respect to claims under Section 10.2(a)(i) until the aggregate of all Losses suffered by the Buyer Indemnified Parties with respect to such claims exceed 0.5% of the total Purchase Price (the “Basket”) at which point the Members will be obligated to indemnify the Buyer Indemnified Parties for the amount of such Losses in excess of the Basket; provided, however, that the Basket shall not apply (x) to any breach or inaccuracy of any Fundamental Representations, or (y) in the event of Fraud of a specific Member or Fraud committed by Sinclair where such Member was acting on behalf of Sinclair in the commission of such Fraud (the “Fraud Carveout”), or (z) to any Losses in the event an R&W Insurance Policy is obtained and bound in accordance with Section 7.13.

(ii) The aggregate amount of Losses for which the Members shall be required to indemnify and hold harmless the Buyer Indemnified Parties arising solely under Section 10.2(a)(i) shall not exceed fifteen percent (15%) of the total Purchase Price (the “Cap”); provided, however, that the Cap shall not apply to (x) any breach or inaccuracy of any of the Fundamental Representations, or (y) the Fraud Carveout. Notwithstanding the foregoing, to the extent any Loss is recovered by a Buyer Indemnified Party under an R&W Insurance Policy that was obtained and bound in accordance with Section 7.13, the amount so recovered shall be counted towards the Cap.

(iii) Buyer shall have no liability with respect to claims under Section 10.2(b)(i) until the aggregate of all Losses suffered by the Member Indemnified Parties with respect to such claims exceed the Basket, at which point Buyer will be obligated to indemnify the Member Indemnified Parties for the amount of such Losses in excess of the Basket; provided, however, that the Basket shall not apply to (x) any breach or inaccuracy of any Fundamental Representations, or (y) in the event of Fraud of the Buyer.

(iv) The aggregate amount of Losses for which Buyer shall be required to indemnify and hold harmless the Member Indemnified Parties arising solely under Section 10.2(b)(i) shall not exceed the Cap; provided, however, that the Cap shall not apply to (x) any breach or inaccuracy of any of the Fundamental Representations, or (y) in the event of Fraud of the Buyer.

(v) Notwithstanding anything to the contrary set forth in this Agreement, Losses shall be calculated net of actual recoveries received by or on behalf of a Buyer Indemnified Party under insurance policies, indemnification payments and other third-party recoveries to which a Buyer Indemnified Party is entitled (net of any actual costs of recovery or collection, deductibles, retroactive premium adjustments, reimbursement obligations or other costs directly related thereto), and the Buyer Indemnified Parties shall promptly refund any amount they actually receive (net of costs and expenses incurred in connection with the collection of such amount) pursuant to this clause and from insurance, indemnification payments or other third-party recoveries to the extent that they actually receive such amount after recovery hereunder. Notwithstanding the foregoing, no Buyer Indemnified Party shall have any obligation to obtain coverage by, or seek recovery under, any such insurance policy or indemnification, contribution or similar provision, and nothing in this subclause (v) shall be deemed to limit the right of a Buyer Indemnified Party to seek recovery under an R&W Insurance Policy.

(vi) Each Buyer Indemnified Party shall use their respective commercially reasonable efforts to mitigate all Losses in respect of which such Persons may be entitled to indemnification pursuant to this Article X; provided, however, that notwithstanding anything herein to the contrary, and except to the extent required by applicable Law, (i) such efforts shall not require such buyer Indemnified Party to (A) incur any out-of-pocket fees or expenses or (B) commence or initiate any Actions, in each case, against any customer, supplier, insurer, or other material business relationship, and (ii) failure to take such commercially reasonable steps shall not preclude a claim or recovery hereunder or affect the amount of Losses a Buyer Indemnified Party is entitled to.

(vii) Notwithstanding anything to the contrary set forth in this Section 10.2: (A) with respect to the representations and warranties in Article IV, each Member shall only be obligated to indemnify and hold harmless the Buyer Indemnified Parties with respect to breaches of representations and warranties made specifically by such Member in Article IV, and shall not have any obligation to indemnify or hold harmless any Buyer Indemnified Party with respect to representations or warranties made by other Members in Article IV; (B) each Member shall only be liable for such Member’s breaches of its obligations under Section 7.6 and not for any breach of Section 7.6 by any other Member; and (C) the aggregate amount of Losses for which any Member shall be required to indemnify and hold harmless the Buyer Indemnified Parties hereunder shall not exceed the portion of the Purchase Price actually received by such Member, provided, however, that the limitation set forth in clause (C) shall not apply with respect to any Fraud of such Member.

Section 10.3 Indemnification Procedures. The Party making a claim under this Article X is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party”.

(a) If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof, shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within ten (10) Business Days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response), to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall reasonably cooperate in good faith in such defense, so long as, if the Indemnifying Party is a Member: (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has the financial resources to defend against the Third Party Claim (including any increased losses caused by such defense); (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently and at its own costs and expense; and (iii) the Third Party Claim (A) does not involve injunctive relief, specific performance or other similar equitable relief, any claim in respect of Taxes, any product recall or similar action, or any criminal allegations, any Governmental Authority, any criminal allegations, or any potential material damage to the goodwill, reputation or overriding commercial interests of Buyer or the Business (including customer and supplier relations), (B) is not one in which the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, (C) does not involve a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend, (D) is not asserted directly by or on behalf of a Person that is a Material Supplier or Material Customer, (E) would not reasonably be expected to result in Losses to the Indemnified Party in excess of the amounts for which it would be entitled to indemnification hereunder, (F) would not otherwise materially and adversely affect the Business or (G) and the defense thereof has been assumed by the Indemnified Party’s insurance carriers pursuant to any applicable insurance policy (including, for the avoidance of doubt, any R&W Insurance Policy). In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.3(b) it shall have the right to take such action as reasonably necessary to avoid, dispute, defend or appeal any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.3(b), assume the defense of such Third Party Claim, and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sinclair and Buyer shall reasonably cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim at reasonable times and in a manner that does not unreasonably interfere with the business of the non-defending Party.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as provided in this Section 10.3(b). If an offer is made to settle a Third Party Claim without leading to Liability, any finding or admission of any violation of Law or any wrongdoing or the creation of a financial or other obligation on the part of the Indemnified Parties and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. Notwithstanding any other provision of this Agreement, the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party, unless such settlement does not result in Liability of, or any finding or admission of any violation of Law or any wrongdoing by, the Indemnifying Party.

(c) Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, including a reasonable description of the Direct Claim and the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and management personnel and the right to examine and copy any accounts, documents or records in each case, at reasonable times and in a manner that does not unreasonably interfere with the business of the Indemnified Parties) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to obtain such remedies as may be available to the Indemnified Party on the terms of and subject to the provisions of this Agreement.

Section 10.4 Tax Treatment of Indemnification Payments. Buyer and the Members agree to treat any amounts payable after the Closing by the Members to Buyer (or by Buyer to the Members) pursuant to this Article X as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 10.5 Certain Determinations. For the avoidance of doubt, any and all disputes with regard to the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses shall first be determined in accordance with the provisions set forth in Section 2.7 prior to consideration of the terms of this Article X even if such disputes may also relate to or could be considered to be a claim for indemnification under this Article X. Further, the calculation of any Losses subject to indemnification shall be calculated net of any amounts expressly included in the final determination of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses so as to avoid double-counting.

Section 10.6 Exclusive Remedy. Except as provided in the next sentence, the Parties agree that, from and after the Closing, the sole and exclusive monetary remedies of Buyer and the Members for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement, or any of the transactions contemplated hereby, are the indemnification and reimbursement obligations of the parties set forth in Section 2.7, Article VIII and Article X. Notwithstanding anything herein to the contrary, the provisions of this Section 10.6 shall not, however, prevent or limit a cause of action or recovery hereunder (a) with respect to the Fraud Carveout, (b) to obtain an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof or to obtain other equitable remedies with respect hereto, or (c) with respect to the accounting reconciliation and dispute resolution procedures set forth in Section 2.7. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article X), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under an R&W Insurance Policy, to the extent such policy is obtained pursuant to Section 7.13; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy.

Section 10.7 No Contribution or Circular Recovery. The Members shall not have any right of contribution against Buyer, the Acquired Subsidiaries or any other Buyer Indemnified Party with respect to any Losses of the Buyer Indemnified Parties. The Members hereby agree that they shall not make any claim for indemnification against Buyer or any other Buyer Indemnified Party by reason of the fact that the Members or any of their agents or other representatives was a controlling person, shareholder, director, officer, manager, employee, agent or other representative of any of the Companies or was serving as such for another Person at the request of any of the Companies (whether such claim is for Losses or otherwise and whether such claim is pursuant to any Law, Organizational Document, contractual obligation or otherwise) with respect to any claim brought by Buyer against such Person pursuant to this Article X.

Section 10.8 Order and Manner of Payment. The Parties hereto acknowledge and agree that, from and after the Closing, subject to Section 7.13, indemnification payments with respect to Section 10.2(a) shall be made (a) first, from the Indemnity Escrow Account, until such amount has been exhausted or disbursed; (b) second, to the extent such Losses exceed the amount held in the Indemnity Escrow Fund, by deducting a number of Holdback Buyer Shares equal to the Loss pursuant to Section 2.9, and (c) third, only after the Indemnity Escrow Account has been exhausted or disbursed and all Holdback Buyer Shares have been deducted, directly from the Members in accordance with their respective Pro Rata Portions, subject to the limitations set forth in Section 10.2(c). Notwithstanding the foregoing, to the extent that an R&W Insurance Policy is obtained and bound in accordance with the terms of Section 7.13, Buyer agrees that indemnification payments with respect to Section 10.2(a) shall first be satisfied by recovery under the R&W Insurance Policy to the extent of the coverage limits set forth in the R&W Insurance Policy; provided, however, that to the extent such indemnification payments are not covered by the R&W Insurance Policy for any reason (including coverage being denied, the policy being declared void or uncollectable for any reason, or the insolvency of the insurer), payment of such amounts shall be made in accordance with the order set forth in the first sentence of this Section 10.8.

In furtherance of the foregoing, Sinclair shall, together with Buyer, cause the Escrow Agent to release from the Indemnity Escrow Account to the applicable Buyer Indemnified Party any amount(s) owed to such Buyer Indemnified Party under this Article X within five (5) Business Days after the final determination under this Article X.

Section 10.9 Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining the amount of Losses arising from the breach of any representation or warranty, each such representation and warranty in this Agreement (and Schedules and Exhibits hereto) shall be read without regard and without giving effect to the terms or phrases “material,” “in all material respects,” “Material Adverse Effect,” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

Section 10.10 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 6.1 or Section 6.2, as the case may be.

Article XI

Miscellaneous

Section 11.1 Expenses. Except as otherwise explicitly provided in this Agreement, each of the Parties will bear such Party’s own direct and indirect costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred in connection with the negotiation, preparation and execution of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

Section 11.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the date sent by electronic mail of a PDF document (with confirmation of transmission) to the Parties at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to any Member or Sinclair:

Sinclair Scientific, LLC

2468 Industrial Road Dr

Troy, MI 48084

Attn:	Board of Managers
Lee Kearney
Jim Dawson
	Email:	jdawson@heidolph.com
Lee@cascadesciences.com

with a copy to (which shall not constitute notice):

Peterson Russell Kelly Livengood, PLLC

10900 NE 4th Street, Ste. 1850

Bellevue, WA 98004

Attn: Patrick M. Moran, Esq.

Email: pmoran@prklaw.com

If to Buyer:

Agrify Corporation

76 Treble Cove Road, Building 3

Billerica, MA 01863

Attn: Christopher Wimmer, Esq., Vice President and Legal

Email: chris.wimmer@agrify.com

with a copy to (which shall not constitute notice):

Burns & Levinson LLP

125 High Street

Boston, MA 02110

Attn: Frank A. Segall, Esq.

Email: fsegall@burnslev.com

Section 11.3 Interpretation. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. The recitals stated at the beginning of this Agreement are true and correct and are incorporated by reference into the body of this Agreement. As used in this Agreement, the word “including” or any variation thereof shall be deemed to be followed by “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Any accounting term used but not specifically defined herein shall have the meaning assigned to such term in accordance with GAAP. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement, (b) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement and (c) to a Law means such Law as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, or in any Schedule or Exhibit hereto are for convenience of reference only and do not constitute a party of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. All amounts payable hereunder or otherwise set forth in this Agreement are expressed in Dollars, and all references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a weekend or a holiday in the United States, the period during which such action may be taken shall be automatically extended to the next Business Day. As used in this Agreement, references to documents or other materials “provided”, “furnished” or “made available” to Buyer or similar phrases shall mean that such documents or other materials were present (and available for viewing by Buyer and its representatives) in the online data room for purposes of the transactions contemplated hereby at least one (1) Business Days prior to the date hereof. Where any provision in this Agreement refers to action any Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly by such Person or indirectly on such Person's behalf. The Parties agree that the original of this Agreement will be written in the English language, and each Party waives any rights it may have under the laws of its country of residence to have such Agreement written in its local language. If a local language version is provided, it is for convenience only and the English language version shall be the binding document.

Section 11.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.5 Public Announcements. Sinclair and the Members (or any of them) shall not, nor shall they permit any of their respective Acquired Subsidiaries or Affiliates, agents or representatives to, issue any press release, public announcement or to otherwise disclose any information (including via any social media companies such as Twitter, Facebook or LinkedIn) relating to the subject matter of this Agreement without the prior written approval of Buyer; provided, however, that both prior to and following Closing, any Party may make any public disclosure is required by any applicable Law, in which case the disclosing Party will advise the other Party prior to making the disclosure and shall insofar as may be practicable reflect on such disclosure substantially all reasonable comments of the other Parties.

Section 11.6 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.7 Entire Agreement. This Agreement, the Transaction Documents (including the Exhibits and Disclosure Schedule) and the other certificates and agreements delivered in connection herewith and therewith constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 11.8 Amendments and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sinclair. Buyer, on the one hand, and Sinclair on the other hand, may waive compliance by the other Party with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and must be signed by the Party waiving the provision.

Section 11.9 Specific Performance. Each Member agrees and acknowledges that the Companies are unique and recognizes and affirms that in the event of a breach of this Agreement or any Transaction Document by such Person, monetary damages may be inadequate, and Buyer may have no adequate remedy at law. Accordingly, each Member and Sinclair agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and each Member’s and Sinclair’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief, in each case without the requirement of posting a bond or proving actual damages. If any such action is brought by Buyer to enforce this Agreement, each Member and Sinclair hereby waives the defense that there is an adequate remedy at law.

Section 11.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that Buyer may assign any or all of its rights and obligations under this Agreement without the prior written consent of any other Party (a) to any Affiliate of Buyer, including Merger Sub, (b) to any acquirer of all or a majority of the equity or assets of Buyer or any of its Affiliates or (c) to lenders of Buyer or any of its Affiliates as collateral security; provided further that in any such case, Buyer shall remain fully responsible for all of its obligations, responsibilities and covenants under this Agreement, and (y) no such assignment shall expand the obligations, responsibilities or covenants of the Members or Sinclair under this Agreement or any other Transaction Document or the rights or benefits of Buyer (or its assignee) hereunder or thereunder. No assignment shall relieve the assigning Party of any of its obligations hereunder if such assignee does not perform such obligations.

Section 11.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and, except as expressly set forth in Article X, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.12 Governing Law; JURY TRIAL WAIVER.

(a) Delaware law (without regard to any jurisdiction’s conflict-of-laws principles) exclusively governs all matters based upon, arising out of or relating in any way to this Agreement, including all disputes, claims or causes of action arising out of or relating to this Agreement, as well as the interpretation, construction, performance and enforcement of this Agreement. With respect to any and all claims, controversies, disputes or conflicts of any type and of any manner among the parties regarding or relating to this Agreement, the Parties agree that they may not bring suit in any jurisdiction other than applicable federal and state courts located in Wilmington, Delaware, and each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any such court in any such action or proceeding. Each Party irrevocably and unconditionally waives any objection or defense that it may have now or hereafter to the laying of venue of any such action or proceeding in such court.

(b) TO THE EXTENT PERMITTED BY LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.13 Counterparts. This Agreement may be executed electronically and in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement executed electronically or delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.14 Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof. The Exhibits, Schedules and Disclosure Schedule do not modify the Agreement except to the extent specifically provided in the Agreement. The Disclosure Schedule has been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Agreement. The disclosure of any item in any section or subsection of Disclosure Schedule will be deemed disclosed with respect to each other section and subsection of the Disclosure Schedule to the extent the applicability of such disclosure is reasonably apparent on its face. Certain information set forth in the Disclosure Schedule is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information or that such information is required by the terms hereof to be disclosed, and may not be required to be disclosed pursuant to this Agreement. The inclusion of any information of the Disclosure Schedule (including the specification of any dollar amount in the representations and warranties contained in this Agreement or the Disclosure Schedule) is not intended to imply that such disclosures (a) are or are not material to the business, assets, liabilities, financial condition, results of operation or prospects of Sinclair, (b) amount to a Material Adverse Effect or (c) occurred outside of the Ordinary Course of Business of Sinclair.

Section 11.15 Sinclair as Representative of Members

(a) Appointment and Powers. Each Member irrevocably appoints Sinclair as the agent, proxy and attorney-in-fact for such Member to do and perform each and every act and thing requisite and necessary to be done in connection with by Sinclair in the transactions contemplated by this Agreement and the Transaction Documents, such as (i) making or receiving and disbursing payments; (ii) making decisions with respect to the determination of the Purchase Price calculations; (iii) entering into any settlement or submitting any dispute relating to the Purchase Price calculations; (iv) taking any and all actions that may be necessary or desirable, as determined by Sinclair, in its sole discretion, in connection with the approval of or any amendment to or waiver of Sinclair under this Agreement or of Sinclair under the Transaction Documents in accordance with the terms thereof; (v) accepting notices on behalf of Members in accordance with the terms of this Agreement and the Transaction Documents; (vi) making any payments or paying any expenses under or in connection with this Agreement and the Transaction Documents on behalf of Members; and (vii) taking any and all actions and doing any and all other things by Sinclair provided in, contemplated by or related to this Agreement or the Transaction Documents or the actions contemplated of Sinclair by or related to this Agreement or the Transaction Documents.

(b) Reliance. Each Member agrees that Buyer will be entitled to rely on any decision, act, consent, instruction or other action taken by Sinclair, on behalf of the Members, pursuant to Section 11.15(a) above (each, an “Authorized Action”), and that each Authorized Action will be final, binding and conclusive on each Member as fully as if such Member had taken such Authorized Action. Buyer is hereby relieved from any liability to any Person for any acts done or omissions by Buyer in accordance with such Authorized Action. Without limiting the generality of the foregoing, Buyer is entitled to rely, without inquiry, upon any document delivered by Sinclair as being genuine and correct and having been duly signed or sent by Sinclair.

(c) Replacement. In the event that Sinclair is dissolved or liquidated, the Members will be permitted to appoint a Member as a replacement reasonably believed to be capable of carrying out the duties and performing the obligations of Sinclair hereunder. The replacement will become effective upon: (i) such replacement accepting the appointment in writing; and (ii) written notice of the occurrence giving rise to the replacement and the identity of the replacement is given to Buyer. This appointment and grant of power and authority by the Members to Sinclair are coupled with an interest, are in consideration of the mutual covenants made in this Agreement, are irrevocable and may not be terminated by the act of any Member or by operation of Law, whether upon the death or incapacity of any Member, or by the occurrence of any other event.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER:

AGRIFY CORPORATION

By:	/s/ Raymond Chang
Name:	Raymond Chang
Title:	CEO

COMPANY:

SINCLAIR SCIENTIFIC, LLC

By:	/s/ Marc Beginin
Name:	Marc Beginin
Title:	CEO

precision:

Mass2Media, LLC, d/b/a PX2 Holdings, LLC, d/b/a Precision Extraction Solutions

By:	/s/ Marc Beginin
Name:	Marc Beginin
Title:	CEO

(Signatures continue on following page)

Signature Page to Plan of Merger and Equity Purchase Agreement

MEMBERS:

/s/ Marc Beginin
Name: Marc Beginin

/s/ Nicholas Tennant
Name: Nicholas Tennant

RI SPE I LLC

By:	/s/ Fabian Monaco
Name: Fabian Monaco
Title: President

/s/ Lee Kearney
Name: Lee Kearney

/s/ Julie Kearney
Name: Julie Kearney

/s/ Mary Babitz
Name: Mary Babitz

/s/ Christina Pellicano
Name: Christina Pellicano

/s/ James Dawson
Name: James Dawson

/s/ Michael Bishop
Name: Michael Bishop

Signature Page to Plan of Merger and Equity Purchase Agreement